UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Cell Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T 206.282.7100    F 206.272.4010

April 28, 2005

Dear Shareholder:

You are cordially invited to attend the Cell Therapeutics, Inc. (“CTI”) Annual Meeting of Shareholders, to be held at 10:30 a.m. (EDT) on Friday, June 17, 2005, at The St. Regis Hotel, New York, located at Two East 55th Street, at Fifth Avenue, New York, New York 10022.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Immediately following the meeting, we will report on the operations of CTI and respond to questions you may have.

A copy of the 2004 Annual Report to Shareholders is also enclosed with proxy statements being sent to our U.S. shareholders. If you are an Italian shareholder, you may request a copy of the proxy statement and Annual Report from our Italian office located at Via Ariosto, 23, 20091 Bresso (MI)-Italy, Attn: Vice President, Finance and Accounting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge our U.S. shareholders to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope and our Italian shareholders to request and return an Italian proxy card together with a completed certificate of participation. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in CTI.

Sincerely,

James A. Bianco, M.D.
President & Chief Executive Officer
Shareholder

Cell Therapeutics, Inc. 501 Elliott Avenue West Suite 400, Seattle, WA 98119

CELL THERAPEUTICS, INC.

Notice of Annual Meeting of Shareholders

Friday, June 17, 2005

To Our Shareholders:

The Annual Meeting of Shareholders of Cell Therapeutics, Inc. (“CTI”) will be held at 10:30 a.m. (EDT) on Friday, June 17, 2005, at The St. Regis Hotel, New York, located at Two East 55th Street, at Fifth Avenue, New York, New York 10022, for the following purposes:

1)	To elect three Class II directors, each to serve until the 2008 Annual Meeting;

2)	To approve an amendment to our 2003 Equity Incentive Plan to (i) increase the number of shares subject to the annual automatic grant of nonqualified stock options to our continuing non-employee directors from 10,000 shares to 12,000 shares, with the exception of the Chairman of the board who will continue to receive an annual automatic grant of 15,000 shares, and (ii) provide for the initial automatic grant of 2,500 restricted shares of our common stock to our non-employee directors upon their initial election or appointment to the board and an annual automatic grant of 2,500 restricted shares of our common stock to our continuing non-employee directors;

3)	To ratify the selection of Grant Thornton LLP as our independent auditors for the year ending December 31, 2005; and

4)	To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on April 18, 2005, the record date fixed by the board of directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

Whether or not you intend to be present at the meeting, U.S. shareholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope and Italian shareholders are requested to request and return an Italian proxy card together with a completed certificate of participation. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

By Order of the Board of Directors

Richard E. Leigh, Jr. Secretary

Seattle, Washington

April 28, 2005

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ARE ONE OF OUR SHAREHOLDERS IN ITALY, PLEASE REMEMBER TO REQUEST A CERTIFICATE OF PARTICIPATION IN THE CENTRAL DEPOSITARY SYSTEM FROM YOUR BROKER AND INCLUDE IT IN THE SAME ENVELOPE OR TELECOPY IT TOGETHER WITH YOUR ITALIAN PROXY CARD (see page 1 for more information on Italian voting procedures).

CELL THERAPEUTICS, INC.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

PROXY STATEMENT

Information Regarding Proxies

General

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Cell Therapeutics, Inc. for use at our Annual Meeting of Shareholders, to be held at 10:30 a.m. (EDT) on Friday, June 17, 2005, at The St. Regis Hotel, New York, located at Two East 55th Street, at Fifth Avenue, New York, New York 10022, and at any adjournment or postponement thereof.

Only shareholders of record on our books at the close of business on April 18, 2005, which we will refer to as the record date, will be entitled to notice of, and to vote at, the Annual Meeting.

At the Annual Meeting, shareholders will be asked to: (1) elect three Class II directors, each to serve until the 2008 Annual Meeting (“Proposal 1”); (2) to approve an amendment to our 2003 Equity Incentive Plan to (i) increase the number of shares subject to the annual automatic grant of nonqualified stock options to our continuing non-employee directors from 10,000 shares to 12,000 shares, with the exception of the Chairman of the Board who will continue to receive an annual automatic grant of 15,000 shares, and (ii) provide for the initial automatic grant of 2,500 restricted shares of our common stock to our non-employee directors upon their initial election or appointment to the board and an annual automatic grant of 2,500 restricted shares of our common stock to our continuing non-employee directors (“Proposal 2”); and (3) ratify the selection of Grant Thornton LLP as our independent auditors for the year ending December 31, 2005 (“Proposal 3,” collectively the “Proposals”).

This proxy statement and the accompanying proxy card are being first mailed to shareholders on or about April 28, 2005.

Important Information for our Shareholders in Italy about Voting Procedures

When we merged with Novuspharma S.p.A., the shareholders of Novuspharma received shares of our common stock in exchange for Novuspharma ordinary shares. All of our shares were delivered to our Italian shareholders through the facilities of the Italian clearing agency, called Monte Titoli, and from that point, through the banks and brokers participating in the Monte Titoli system. If you are a pre-merger Novuspharma shareholder or if you acquired our stock on the Nuovo Mercato, you continue to hold shares of our common stock indirectly through Monte Titoli (unless you or your broker has taken action to remove your shares from the Monte Titoli system). We refer to persons holding our stock through Monte Titoli as our shareholders in Italy. Monte Titoli, in turn, holds these shares of our common stock through the U.S. clearing agency, called the Depository Trust Company, or DTC. Pursuant to U.S. law, DTC will transfer its voting power over the shares in Monte Titoli’s account to Monte Titoli. Monte Titoli has agreed with us that it will re-transfer its voting power over such shares to the persons holding Certifications of Participation in the Italian Central Depository System issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

All of our Italian shareholders are cordially invited to attend our annual meeting in the United States. If you hold our stock in Italy through Monte Titoli, your broker is required by Italian law to provide you with a

Certification of Participation in the Italian Central Depository System, which we refer to as your “Certification.” If you wish to attend our annual meeting and vote in person, please present your Certification at the door. Alternatively, if you would like to vote by mail, you must obtain an Italian proxy card. If you did not receive an Italian proxy card with this proxy statement, you may print one from our Internet site at www.cticseattle.com/investors_events-share.htm. Please mark your votes on the Italian proxy card and return it and your Certification by mail to the address shown on the card by the deadline shown on the card. Your name, as you write it on your Italian proxy card must exactly match your name, as printed on your Certification. Italian privacy law prevents us from learning in advance the names of the persons holding Certifications. Thus, you must include your Certification (or a complete copy) in the same envelope as your Italian proxy card in order for your vote to be counted (that is, in order to prove to our inspector of election that you have the right to vote). Holders of Certifications may also name a substitute proxy by any other means permitted by Washington law and our bylaws. If you use an alternate means, the person you name as your proxy must provide your Certification, or a complete copy thereof, together with your written authorization naming such person as your proxy, to our inspector of election in order to verify the authenticity of your proxy designation.

We strongly encourage our Italian shareholders to obtain a Certification and submit it, together with an Italian proxy card, by mail to the address shown on the Italian proxy card. A significant percentage of our shares are held by persons in Italy. If our Italian shareholders do not take the time to vote, we might not obtain a quorum, in which case we would be unable to conduct any business at the annual meeting. Your vote is important. Please obtain a Certification and vote today.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors. All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors or other regular employees may solicit proxies by telephone, facsimile, electronic communication or in person. These individuals will not receive any additional compensation for these services. We have retained the services of The Proxy Advisory Group of Strategic Stock Surveillance, LLC to aid in the solicitation of proxies for the Annual Meeting of Shareholders at an estimated cost of approximately $7,500.

Voting Rights and Outstanding Shares

Each share of our common stock, without par value, outstanding on the record date is entitled to one vote per share at the Annual Meeting. We do not have any other class of capital stock outstanding. At the close of business on the record date, there were issued and outstanding 64,568,247 shares of common stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of voting stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. “Broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular non-routine proposal) and shares held by persons abstaining will be counted in determining whether a quorum is present.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes”. If a quorum exists at the Annual Meeting, all shares of common stock represented by properly executed proxies that are not revoked will be voted in accordance with the instructions, if any, given therein. Proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified therein, will be voted according to the recommendations of the board of directors on such proposals.

For Proposals 1 and 3, if your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares. Shares represented by abstentions for Proposals 1 and 3 will not be counted as votes cast against Proposals 1 and 3 and will have no effect on those proposals since approval is based on the number of votes actually cast. For Proposal 2, if your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm will not have the authority to vote your shares, and your shares will constitute “broker non-votes”. Shares represented by “broker non-votes” and abstentions will not be counted as votes against Proposal 2 to amend CTI’s 2003 Equity Incentive Plan, and will have no effect on the proposal, since approval is based solely on the number of votes actually cast.

Voting Electronically or by Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Revocability of Proxies

Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter by delivering written notice to our secretary, Richard E. Leigh, Jr., at our principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting. For our Italian shareholders, any written notice of revocation or another proxy, in either case dated as of a later date must also be accompanied by another Certification of Participation in the Italian Central Depository System.

Voting Agreements

At the time of our merger with Novuspharma, we entered into an agreement with Monte Titoli, S.p.A., the Italian central clearing agency, in order to ensure that persons receiving beneficial interests in shares of our common stock as a result of the merger would be able to vote those shares. Monte Titoli agreed that each time it is designated as proxy by the U.S. clearing agency, The Depository Trust Company, or DTC, Monte Titoli will execute a further omnibus proxy transferring its voting power to the persons who hold Certifications of Participation in the Italian Central Depository System, issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of common stock, as of March 15, 2005, by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table herein and (4) all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Shares Subject to Options	Percentage Ownership (2)
James A. Bianco, M.D.** (3)	1,724,568	993,739	2.6%

Steve Aselage (4)	160,800	30,000	*

Louis A. Bianco (5)	534,623	277,517	*

John M. Fluke, Jr.**	45,000	35,000	*

Vartan Gregorian, Ph.D.**	45,000	40,000	*

Max E. Link, Ph.D.**	83,572	10,000	*

Mary O. Mundinger, Dr. PH**	41,650	40,000	*

Phillip M. Nudelman, Ph.D.**	84,811	34,906	*

Erich Platzer, M.D.**	318,056	25,000	*

Jack W. Singer, M.D.** (5)	802,702	358,524	1.2%

Silvano Spinelli**	456,760	—	*

All directors and executive officers as a group (13 persons) (6)(7)	4,730,590	2,008,268	7.1%

*	Less than 1%
**	Denotes director of CTI
(1)	The address of the individuals listed is 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, Schedules 13D, 13G and 13F and Forms 3 and 4 filed with the SEC. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 15, 2005, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(3)	Number of shares beneficially owned includes 365,000 shares of unvested restricted stock, of which 200,000 shares are contingent and would vest upon the date that we receive a new drug application, or NDA, approval for Xyotax or pixantrone from the Food and Drug Administration, or FDA, if the approval is obtained prior to January 1, 2007.
(4)	Number of shares beneficially owned includes 115,000 shares of unvested restricted stock, of which 100,000 shares are contingent and would vest upon the date that we receive approval for an NDA for Xyotax from the FDA if the approval is obtained prior to January 1, 2007.
(5)	Number of shares beneficially owned includes 163,333 shares of unvested restricted stock, of which 100,000 shares are contingent and would vest upon the date that we receive approval for an NDA for Xyotax from the FDA if the approval is obtained prior to January 1, 2007.
(6)	Number of shares beneficially owned includes 1,058,299 shares of unvested restricted stock for all executive officers as a group, of which 700,000 shares are contingent and would vest upon the date that we receive approval for an NDA for Xyotax or pixantrone from the FDA if the approval is obtained prior to January 1, 2007.
(7)	Does not include shares owned by directors and executive officers who served as directors and executive officers during all or part of the 2004 fiscal year but were not serving in that capacity as of March 15, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated articles of incorporation and our bylaws provide for the board of directors to be divided into three approximately equal classes of directors serving staggered three-year terms. Each director holds office until the later of the term elected or until his or her successor is elected and qualified. As a result, approximately one-third of the total number of directors are elected every year at the annual meeting of shareholders. Under our bylaws, the number of directors constituting the entire board of directors may be decreased or increased by majority action of either the board of directors or the shareholders. Unless a director resigns or is removed for cause, no decrease in the number of directors may have the effect of shortening the term of any incumbent director. In the event of a vacancy on the board of directors, our bylaws permit a majority of the remaining directors in office to fill the vacancy, and the director then chosen will hold office until the next shareholders’ meeting at which directors are elected. At such meeting, the director will stand for re-election until the later of the term elected or until his or her successor is elected and qualified.

The board of directors has fixed the number of directors at twelve. Currently, there are nine members of the board of directors. Our nominating and governance committee is in the process of evaluating potential candidates to fill the vacancies on our board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The current terms of office of the Class II directors, Dr. Max E. Link, Dr. James A. Bianco and Dr. Vartan Gregorian expire at the Annual Meeting. The current terms of office of the Class III directors, Dr. Erich Platzer, Dr. Jack W. Singer and Dr. Mary O. Mundinger expire at the 2006 Annual Meeting. The current terms of office of the Class I directors, Mr. John M. Fluke, Dr. Phillip M. Nudelman and Mr. Silvano Spinelli expire at the 2007 Annual Meeting.

Dr. Max E. Link, Dr. James A. Bianco and Dr. Vartan Gregorian have been nominated by the board for election at the Annual Meeting as Class II directors for three-year terms expiring at the 2008 Annual Meeting.

If elected, each nominee will hold office until the later of expiration of his or her term or until his or her successor is elected and qualified. It is intended that the accompanying proxy will be voted for the election as directors of Dr. Max E. Link, Dr. James A. Bianco and Dr. Vartan Gregorian unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and we have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised us that they will vote for the election of the substitute nominee or nominees designated by the board of directors.

The candidates elected will be those receiving the three largest number of votes cast by the shares of voting stock entitled to vote in the election. Abstentions and broker non-votes will not be counted in the election of directors.

Set forth below is biographical information for each nominee for director and each person whose term of office as a director will continue after the Annual Meeting.

Name	Age as of March 31, 2005	Director Since	Class
James A. Bianco, M.D.	48	1991	II
John M. Fluke, Jr.(3)(4)	62	2002	I
Vartan Gregorian, Ph.D(2)	70	2001	II
Max E. Link, Ph.D.(1)(2)(3)	64	1995	II
Erich Platzer, M.D.	54	2004	III
Mary O. Mundinger, Dr. PH(2)(4)	67	1997	III
Phillip M. Nudelman, Ph.D.(3)(4)	69	1994	I
Jack W. Singer, M.D.	62	1991	III
Silvano Spinelli	53	2004	I

(1)	Chairman of the board of directors.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.
(4)	Member of the nominating and governance committee.

Nomination for Election for a Three-Year Term Expiring at the 2005 Annual Meeting—Class II Directors

Dr. Bianco is our principal founder and has been our president and chief executive officer since February 1992 and one of our directors since our inception in September 1991. Prior to founding CTI, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center, the world’s largest bone marrow transplant center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco currently serves on the board of directors of Jose Carreras International Leukemia Foundation, Fred Hutchinson Business Alliance, Arts Fund, Seattle Police Foundation and Pacific Northwest Ballet. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, our executive vice president, finance and administration.

Dr. Gregorian has been one of our directors since December 2001. He is the twelfth president of Carnegie Corporation of New York, a grant-making institution founded by Andrew Carnegie in 1911. Prior to his current position, which he assumed in June 1997, Dr. Gregorian served for eight years as Brown University’s sixteenth president. He was awarded a Ph.D. in history and humanities from Stanford University. A Phi Beta Kappa and a Ford Foundation Foreign Area Training Fellow, he is a recipient of numerous fellowships, including those from the John Simon Guggenheim Foundation, the American Council of Learned Societies, the Social Science Research Council and the American Philosophical Society. He serves on the boards of McGraw Hill and Providence Journal.

Dr. Link joined the board of directors in July 1995 as its vice chairman and has served as chairman of the board of directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as chairman of the board and chief executive officer at Centerpulse, Ltd. from March 2001 until September 2003. He has also served as chief executive officer of Corange, Limited from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including chief executive officer from 1990 until April 1992, and chairman from April 1992 until May 1993. Dr. Link currently serves on the board of directors of Alexion Pharmaceuticals, Inc., Access Pharmaceuticals, Celsion Corporation, CytRx Corporation, Discovery Labs, Human Genome Sciences, Inc. and Protein Design Labs, Inc. Dr. Link received his Ph.D. in economics from the University of St. Gallen.

Litigation Involving Directors, Officers and Affiliates

Cell Therapeutics, Inc., James A. Bianco, M.D., president, chief executive officer and director, and Max Link, Ph.D, chairman of the board of directors, are defendants in a number of purported shareholder class actions, alleging violations of federal securities laws. The securities lawsuits were filed beginning in March 2005 and are pending in both the United States District Court for the Western District of Washington and the United States District Court for the Eastern District of New York. The securities lawsuits assert claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of common stock during the period from June 7, 2004 to March 4, 2005. The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the Class Period concerning its Phase III XYOTAX clinical trial. The defendants believe that the allegations in the foregoing actions are without merit and intend to defend the actions vigorously.

Vote Required and Board of Directors’ Recommendation

The three nominees for director who receive the most votes cast at the Annual Meeting in person or by proxy shall be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2006 Annual Meeting—Class III Directors

Dr. Mundinger has been one of our directors since April 1997. Since 1986, she has been a dean and professor at the Columbia University School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of United Health Group, Gentiva Health Services and Welch Allyn. Dr. Mundinger received her doctorate of public health from Columbia’s School of Public Health.

Dr. Platzer was appointed to our board of directors on January 1, 2004, in connection with our acquisition of Novuspharma, S.p.A. From November 1999 until January 2004, he was president of the Novuspharma board of directors. From 1991 to 1999, Dr. Platzer worked for Hoffman-La Roche A.G., where he became the director of global strategic oncology marketing in 1997, chairing the interdisciplinary team that determined the strategic direction of Roche oncology and guiding the licensing strategy. From 1988 to 1991, Dr. Platzer was an attending physician and associate professor of medicine at the University of Erlangen, Germany. In the 1980’s, Dr. Platzer worked as an experimental scientist in academia, including at Memorial Sloan-Kettering Cancer Center in New York. Dr. Platzer received his degree in medicine in 1979 from the University of Erlangen. Dr. Platzer serves on the board of directors of Ingenium Pharmaceuticals and MTM Laboratories.

Dr. Singer is one of our founders and directors and currently serves as our executive vice president, chief medical officer. Dr. Singer has been one of our directors since our inception in September 1991. He also serves on the board of directors of DiaKine Therapeutics, Inc. From July 1995 to January 2004, Dr. Singer was our executive vice president, research program chairman and from April 1992 to July 1995, he served as our executive vice president, research and development. Prior to joining us, Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the chief of medical oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

Directors Continuing in Office Until the 2007 Annual Meeting—Class I Directors

Mr. Fluke has been one of our directors since November 2002. Since 1990, Mr. Fluke has been the chairman of Fluke Capital Management, L.P., a venture capital company. From 1966 to 1990, he held various positions at Fluke Corporation, most recently as chairman and chief executive officer. Mr. Fluke currently serves on the board of directors of PACCAR Inc., Fluke Capital Management, L.P., American Seafoods Group, LLC, Abacast, Inc. and TeraCloud Corp. Mr. Fluke received his B.S. degree in electrical engineering from the University of Washington and his M.S. degree in electrical engineering from Stanford University. Mr. Fluke is a member of the University of Washington’s Business School Advisory Board and also serves as a trustee of the Swedish Hospital Foundation.

Dr. Nudelman has been one of our directors since March 1994. Since May 2000, he has been the president and chief executive officer of The Hope Heart Institute. From 1998 to 2000, he was the chairman of the board of Kaiser/Group Health. From 1990 to 2000, Dr. Nudelman was the president and chief executive officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

Mr. Spinelli was appointed to our board of directors on January 1, 2004 in connection with our acquisition of Novuspharma, S.p.A, and has been our managing director of European operations since January 2004. He was a founder of Novuspharma and was Novuspharma’s chief executive officer and managing director since January 1, 1999. He joined Novuspharma in 1999 after having worked for Boehringer Mannheim Italia S.p.A. since 1980, holding a number of positions, which culminated in his appointment as R&D director in 1995. Prior to joining Boehringer Mannheim, Mr. Spinelli was assistant to the professor of quantitative analysis at the University of Pisa and responsible for the Chemical Synthesis Laboratory at Unibos Company. Mr. Spinelli received his degree in chemistry in 1976 from the University of Pisa.

Board and Committee Meetings

Our board of directors held ten meetings during the year ended December 31, 2004. Each of the directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which they served, with the exception of Drs. Gregorian and Platzer, who were unable to attend certain meetings due to extenuating circumstances. Our policy is to encourage attendance at the annual meeting. All of our directors in office at the time of our 2004 Annual Meeting were in attendance at our 2004 Annual Meeting. The board of directors has three standing committees: a compensation committee, a nominating and governance committee and an audit committee. Our non-management directors meet in executive session at each regularly scheduled board meeting, without management present.

Board Independence

The board of directors has determined that two of the three directors standing for re-election have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Furthermore, the board of directors has determined that the following six out of the nine current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards: John M. Fluke, Jr., Vartan Gregorian, Ph.D., Max E. Link, Ph.D., Mary O. Mundinger, Dr. PH, Phillip M. Nudelman, Ph.D. and Erich Platzer, M.D.

Audit Committee

The audit committee, which was established in January 1994, has responsibility for assisting the board of directors in fulfilling their responsibilities related to our corporate accounting and reporting practices and the quality and integrity of our financial reporting. The composition of the audit committee and the attributes of its members, and the responsibilities of the audit committee as reflected in its charter adopted by our board of directors, are intended to be in accordance with Securities and Exchange Commission rules and Nasdaq listing requirements with regard to corporate audit committees. The audit committee charter is available on our website at www.cticseattle.com.

Fifteen meetings of the audit committee were held during the year ended December 31, 2004. The audit committee currently consists of three non-employee directors, Drs. Link and Nudelman and Mr. Fluke.

The board has determined that each of the current members of the audit committee meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. The board has also determined that although Dr. Link currently sits on the audit committees of more than three public companies, these relationships do not impair his ability to serve effectively on our audit committee. Additionally, Dr. Link qualifies as an audit committee financial expert as defined under the rules and regulations of the SEC and the board of directors has determined that he has accounting and related financial management expertise within the meaning of the Nasdaq Stock Market listing standards.

Compensation Committee

The compensation committee has broad responsibility for assuring that our executive officers, including our chief executive officer, are effectively compensated in terms of salaries, supplemental compensation and benefits that are internally equitable and externally competitive. The compensation committee also administers our 2003 and 1994 Equity Incentive Plans, Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan (“Novuspharma Plan”) and our 1996 Employee Stock Purchase Plan. Six meetings of the compensation committee were held during the year ended December 31, 2004. The compensation committee currently consists of three non-employee directors, Drs. Mundinger, Gregorian and Link, all of whom meet the requirements of independence as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards.

Nominating and Governance Committee

The nominating and governance committee ensures that the board of directors is properly constituted in addition to evaluating both the composition and governance of our board of directors and our corporate governance. The nominating and governance committee also oversees the board evaluation process. Three meetings of the nominating and governance committee were held during the year ended December 31, 2004. The nominating and governance committee currently consists of Drs. Nudelman and Mundinger and Mr. Fluke, all of whom meet the independence requirements as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. The nominating and governance committee has a written charter, which is available at our website at www.cticseattle.com.

Consideration of Director Nominees

A shareholder may recommend a person as a nominee for director by writing to the secretary of the company. Director nominations intended for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of CTI at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 and must be received by December 23, 2005. Under CTI’s bylaws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2006 Annual Meeting of Shareholders (but not included in the proxy statement) must be received by March 19, 2006 (not less than 90 days prior to the first anniversary of the previous year’s Annual Meeting) and must comply with the bylaws. As set forth in the company’s bylaws, each notice of nomination should contain the following information: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of the company if so elected. All the director nominees named in the proxy statement met the board’s criteria for membership and were recommended by the nominating and governance committee for election by shareholders at this Annual Meeting.

The nominating and governance committee considers shareholder recommendations of nominees for election to the board of directors if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Cell therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, attention: Secretary.

All nominees for election at this Annual Meeting were previously elected by shareholders.

Access to Directors

Shareholders and other interested parties may communicate with the Board and CTI’s Chairman by writing to Dr. Link, c/o Cell Therapeutics, Inc., General Counsel, 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to Dr. Link are appropriate. Items that are unrelated to the duties and responsibilities of the Board such as mass mailings, junk mail, personal employee complaints not related to accounting, internal controls, auditing or officer conduct (which are reviewed and forwarded by the General Counsel pursuant to the terms of our Whistle Blower Policy), inquiries regarding clinical trials or our operations generally, job inquiries, surveys, business solicitations or advertisements will not be forwarded to Dr. Link. In addition, material that is hostile, threatening or similarly unsuitable will not be forwarded to Dr. Link. Any communication that is relevant to the conduct of CTI’s business and is not forwarded will be retained for one year and made available to Dr. Link and any other independent director on request. The independent directors have granted the General Counsel discretion to decide what correspondence shall be forwarded to Dr. Link and what shall be shared with CTI management, in all cases with specific instructions that any personal employee complaints be forwarded as set forth in our Whistle Blower Policy.

Director Compensation

Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. As increased by our board of directors effective for meetings after June 30, 2004, our non-employee directors are paid meeting fees as follows:

	Annual Cash Retainer ($)	Meeting Fees ($)		Telephone Meeting Fees ($)
		Board	Committee	Board	Committee
Board Member	18,000	1,500		1,000
Chairman of the Board	Plus 22,000	1,500		1,000
Committee Member	Plus 1,000		500		500
Committee Chair	Plus 1,000		500		500

All directors are reimbursed for their expenses incurred in attending board meetings. During 2004, pursuant to the Automatic Option Grant Program in effect for the directors, each non-employee director also received one of the following fully-vested option grants primarily under our 2003 Equity Incentive Plan, with the exception of Erich Platzer, whose initial option grant was under the Novuspharma Plan:

Grant Type	Option Grants
Initial Grant Upon Appointment—Directors	15,000
Initial Grant Upon Appointment—Chairman of the Board (1)	20,000
Annual Grant—Continuing Directors	10,000
Annual Grant—Continuing Chairman of the Board	15,000

(1)	Not applicable in 2004.

Each of these options granted during 2004 had an exercise price that ranged from $6.63 to $9.09 and was equal to 100% of the fair market value on the date of grant. These options have a term of ten years measured from the grant date, subject to early termination if the optionee ceases serving as a director.

If Proposal 2 is adopted by our shareholders, director equity compensation would change per the parameters in Proposal 2 as of the date of approval by our shareholders.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE

2003 EQUITY INCENTIVE PLAN

We are asking our shareholders to approve an amendment to our 2003 Equity Incentive Plan. The 2003 Equity Incentive Plan was adopted by our board of directors in May 2003 and approved by our shareholders in June 2003. On July 2, 2004, our board of directors authorized an amendment to the 2003 Equity Incentive Plan, subject to shareholder approval, to (1) increase the number of shares subject to the annual automatic grant of nonqualified stock options to our continuing non-employee directors from 10,000 shares to 12,000 shares, with the exception of the Chairman of the board who will continue to receive an annual automatic grant of 15,000 shares, and (2) provide for the initial automatic grant of 2,500 restricted shares of our common stock to our non-employee directors upon their initial election or appointment to the board and an annual automatic grant of 2,500 restricted shares of our common stock to our continuing non-employee directors.

In June 2004, our board of directors engaged Milliman Inc., a compensation consultant, to evaluate our outside director compensation program for appropriateness and market competitiveness. Milliman determined that, when compared to our peer companies, our total outside director compensation, including the stock-based component of our outside director compensation package was below the average and below the 60th percentile of the peer group. In addition, the stock-based component of the other companies’ outside director compensation packages was significantly higher than past CTI practice. We believe that stock-based awards focus our directors on the objective of creating shareholder value and promoting the success of CTI, and that the automatic award of stock options and restricted stock are an important attraction, retention and motivation tool for our non-employee directors. The proposed Plan amendments were approved by our board of directors based in substantial part on the findings from Milliman’s analysis. We believe that the proposed amendments will help further our goal of creating shareholder value and will help enable us to continue to be able to attract, retain and reward qualified non-employee directors.

Summary of the 2003 Equity Incentive Plan

The following is a summary of the principal features of the 2003 Equity Incentive Plan, as proposed to be amended (the “Plan”) and its operation. Because it is not a complete description of all of the terms and conditions of the Plan, the summary is qualified in its entirety by reference to the full text of the Plan, as amended, as set forth in Appendix A.

Background and Purpose of the Plan

The Plan is intended to attract, motivate and retain employees, consultants and non-employee directors who provide significant service to us and to encourage their stock ownership in CTI. We believe that, over the years, our stock plans have made a significant contribution to the success of our business by increasing our ability to attract and retain highly competent individuals on whose judgment, initiative, leadership, and continued efforts the growth and profitability of CTI depend.

Types of Awards Granted Under the Plan

The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights and (3) restricted stock (individually, an “Award”).

Administration of the Plan

A committee of at least two non-employee members of our board of directors (the “Committee”) administers the Plan. To make grants to certain of our officers and key employees, the members of the

Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we can receive a federal tax deduction for certain compensation paid under the Plan).

With the exception of automatic option and restricted stock grants to our non-employee directors, and subject to the terms of the Plan, the Committee has the sole discretion to select the employees, consultants and directors who will receive Awards, to determine the terms and conditions of such Awards (for example, the number of shares subject to an Award, the exercise price, and vesting schedule), to interpret the provisions of the Plan and outstanding Awards, to amend outstanding awards (including the authority to accelerate vesting), to reduce the exercise price of any outstanding Award (subject to required shareholder consent), or to extend an option’s post-termination exercise period (but not beyond the original option term). The automatic grant of stock options and restricted stock awards to non-employee directors (described below) is to the maximum extent possible, self effectuating.

The Committee may delegate any part of its authority and powers under the Plan to one or more of our directors and/or officers, but only the Committee itself can make Awards to participants who are executive officers of the Company. References to the Committee in this proposal include the Committee and any directors or officers to whom the Committee properly delegates authority.

Authorized Shares

The aggregate number of shares of our common stock that may be issued or delivered pursuant to all Awards under the Plan is 6,443,289 shares. Various additional share limits are imposed. A maximum of:

•	2,500,000 shares may be granted pursuant to Awards of restricted stock with a purchase price that is less than 100% of fair market value on the date of grant;

•	500,000 shares may be issued pursuant to all Awards granted to an individual in any fiscal year.

As is customary in incentive plans of this nature, if we experience a stock dividend, stock split, reverse stock split, reorganization or other change in our capital structure, the Committee has discretion to adjust the number and class of shares available for issuance under the Plan, the number and class of shares covered by each outstanding Award, and the per person limits on Awards, as appropriate to reflect the stock dividend or other change.

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Plan.

Eligibility to Receive Awards

The Committee selects the employees, consultants and directors who will be granted discretionary Awards under the Plan. As of March 31, 2005, approximately 409 officers and employees of CTI (including all of our named executive officers) and all of our non-employee directors, were considered eligible to receive discretionary Awards under the Plan. The actual number of individuals who will receive an Award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants. In addition, all of our non-employee directors were eligible for Awards under the non-employee director program described below.

Stock Options

A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of shares covered by each option.

The exercise price of the shares subject to each option is set by the Committee but generally cannot be less than 100% of the fair market value on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value (on the grant date) if the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Any shares in excess of this limit will be treated as a nonstatutory stock option. If the employee holds more than one incentive stock option, the incentive stock options are considered in the order in which they were granted.

An option granted under the Plan cannot generally be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the Plan expire at the times established by the Committee, but not later than 10 years after the grant date (such term is limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The Committee may determine the effect of termination of employment or service on the rights and benefits under options and in doing so may make distinctions based upon the cause of termination or other factors.

The exercise price of each option granted under the Plan must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the participant, or by any other means which the Committee determines to be consistent with the purpose of the Plan. The participant must pay any taxes we are required to withhold at the time of exercise.

Stock Appreciation Rights

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. The Committee has complete discretion to determine the number of stock appreciation rights granted to any employee, consultant or director.

The Committee determines the terms of stock appreciation rights, except that the exercise price of a stock appreciation right that is granted independently of an option may not be less than 100% of the fair market value of the shares on the date of grant and the exercise price of a stock appreciation right that is granted in connection with an option may not be less than the exercise price of the related option. In addition, the Committee may determine the effect of termination of employment or service on the rights and benefits under stock appreciation rights and in doing so may make distinctions based upon the cause of termination or other factors.

A stock appreciation right granted in connection with an option will entitle the participant to exercise the stock appreciation right by surrendering to the Company a portion of the unexercised related option. The participant will receive in exchange from the Company an amount equal to the excess of the fair market value of the shares on the date of exercise of the stock appreciation right covered by the surrendered portion of the related option over the exercise price of the shares covered by the surrendered portion of the related option. When a stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, will cease to be exercisable. A stock appreciation right granted in connection with an option will be exercisable until, and will expire no later than, the date on which the related option ceases to be exercisable or expires.

Stock appreciation rights may also be granted independently of options. Such a stock appreciation right will entitle the participant, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. A stock appreciation right granted without a related option will be exercisable, in whole or in part, at such time as the Committee will specify in the stock appreciation right agreement.

The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in shares, in cash, or any combination thereof, as the Committee may determine.

Restricted Stock

Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The Committee will determine the number of shares of restricted stock granted to any employee, consultant or director, and the other terms of the Award (including the purchase price, if any).

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant an Award of restricted stock only if the participant satisfies performance goals established by the Committee. Unless the Committee otherwise provides, a restricted stock award confers voting and dividend rights prior to vesting.

Non-employee Director Stock Options

Under the Plan, our non-employee directors will receive annual, automatic, non-discretionary grants of nonqualified stock options and restricted stock. The Committee does not have discretion to select which non-employee directors will be granted automatic options and restricted stock awards, or to determine the number of shares to be covered by the automatic option and restricted stock awards.

Each new non-employee director will automatically be granted a nonqualified stock option to purchase 15,000 shares as of the date he or she first becomes a non-employee director (20,000 shares upon appointment as Chairman of our board of directors). In addition, on each anniversary of his or her election or appointment to the board of directors thereafter during the term of the Plan, each non-employee director also will automatically be granted a nonqualified stock option to purchase 12,000 shares (15,000 shares for the then current Chairman of our board of directors), provided that he or she remains an eligible non-employee director on each such anniversary.

Each option granted to a non-employee director will have an exercise price equal to 100% of the fair market value of the common stock on the grant date and is fully vested and exercisable as to 100% of shares subject to the option on the grant date. Each option granted to a non-employee director will expire 10 years after the date of grant. If a non-employee director’s service on the board of directors is terminated because of death or disability, the option will remain exercisable for one year after such termination or until the expiration of the option’s stated term, which ever first occurs. If a non-employee director’s service on the board of directors is terminated for any reason other than because of death or disability, the option will remain exercisable for three months after such termination or until the expiration of the option’s stated term, which ever first occurs. The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the non-employee director, or by any other means which the Committee determines to be consistent with the purpose of the Plan.

In addition to the automatic award of stock options, each new non-employee director will automatically be granted a restricted stock award of 2,500 restricted shares as of the date he or she is first appointed as a non-employee director. In addition, on each anniversary of his or her election or appointment to the board of directors that occurs after the Annual Meeting during the term of the Plan, each non-employee director will automatically be granted a restricted stock award of 2,500 restricted shares of our common stock, provided that he or she remains an eligible non-employee director on each such anniversary.

Each restricted stock award will vest as to 100% of the restricted shares subject to the Award on the one year anniversary of the grant date. If a non-employee director’s service on the board of directors is terminated for any reason other than his or her death or disability prior to the award’s vesting date, the balance of the shares of restricted stock which have not vested will be forfeited and reverted back to the Company. If a non-employee director’s service on the board of directors is terminated by reason of his or her death or disability prior to the award’s vesting date, the restricted stock award will becomes vested as to 100% of the restricted shares subject to the Award.

In addition to the automatic grant of stock option and restricted stock awards, the Committee has the discretion to permit non-employee directors to elect to forego receipt of all or a portion of any cash payments (the annual retainer, meeting fees and committee fees) otherwise due to the non-employee director in exchange for the grant of stock options or restricted stock in accordance with procedures that the Committee adopts. If the Committee permits the non-employee directors to make such an election, the number of shares of restricted stock the non-employee director would receive in lieu of cash compensation would equal the amount of foregone compensation divided by the fair market value of the common stock on the date the compensation would have otherwise been paid to the non-employee director and the number of shares subject to an option that the non-employee director would be granted in lieu of cash compensation would equal the amount of the foregone compensation divided by the value of an option on the date the compensation would have otherwise been paid determined by an option pricing model determined by the Committee. While the Committee retains the discretion to permit non-employee directors to make such elections, it has not exercised this discretion to date.

Deferred Payments

The plan authorizes the Committee to permit the deferred payment of Awards in accordance with and subject to such rules and procedures determined by the Committee in its sole discretion.

Change of Control

In the event of a “change of control” of the Company, the Committee may require the successor corporation to either assume or provide a substitute award for each outstanding stock option and stock appreciation right. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the options or stock appreciation rights under the Plan will immediately vest and become exercisable as to all of the shares subject to such Award and that such Award will terminate upon the expiration of such notice period. If the successor corporation assumes or provides a replacement Award and the participant is terminated for reasons other than “misconduct” during the 12-month period following the change of control, then such participant’s options and stock appreciation rights will immediately vest and become exercisable as to all of the shares subject to such Award.

Additionally, in the event of a “change of control” of the Company, the Committee may require any Company repurchase or reacquisition right with respect to restricted stock will be assigned to the successor corporation. In the event the successor corporation refuses to assume any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will lapse and the participant will be fully vested in such shares of restricted stock. If the Company repurchase or reacquisition right is assigned to the successor corporation and the participant is terminated for reasons other than “misconduct” during the 12-month period following such change of control, then any Company repurchase or reacquisition right will lapse with respect to such participant’s restricted stock (or the property for which the restricted stock was converted upon the change of control) and the participant will be fully vested in such restricted stock (or the property for which the restricted stock was converted upon the change of control).

If the Committee does not require the successor corporation to either assume or provide a substitute award for each outstanding stock option and stock appreciation right or require Company repurchase or reacquisition right with respect to restricted stock to be assigned to the successor corporation, then, unless the Committee otherwise provides, the options and stock appreciation rights will immediately vest and become exercisable as to all of the shares subject to such Award and any such Company repurchase or reacquisition right with respect to any restricted stock award will lapse and the participant will be fully vested in such shares of restricted stock.

Performance Goals

The Committee (in its discretion) may grant to eligible persons performance-based restricted stock awards that are designed to satisfy the requirements for deductibility under Section 162(m) of the Code. These Awards are in addition to options or stock appreciation rights that may also qualify as performance-based awards for Section 162(m) purposes.

The performance-based restrictions on restricted stock awards will lapse only if performance reaches specific, pre-established performance levels related to one or more “Performance Goals” established by the Committee. The performance levels must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to the achievement of such performance levels remains substantially uncertain. The performance levels may be established based on one or a combination of the following Performance Goals: annual revenue, cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, return on sales and total shareholder return. The performance-based restricted stock awards will also be subject to such other requirements determined by the Committee to be necessary or appropriate to ensure qualification of such awards as “performance-based” under Section 162(m) of the Code.

Awards to be Granted to Certain Individuals and Groups

The number of Awards that an employee or consultant may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares subject to options granted under the 2003 and 1994 Equity Incentive Plans and the Novuspharma Plan during the last fiscal year, (b) the average per share exercise price of such options and (c) the aggregate number of shares of restricted stock awarded under the 2003 Equity Incentive Plan and the Novuspharma Plan.

Name	Number of Options (#)	Weighted Average Exercise Price ($)	Number of Stock Awards (#)
James A. Bianco, M.D.	—	—	20,000
Steve Aselage	110,000	7.23	20,000
Louis A. Bianco	—	—	15,000
Jack W. Singer, M.D.	—	—	15,000
Silvano Spinelli	20,000	8.49	(a	)
All current executive officers as a group (seven persons) (b)	230,000	7.34	108,300
All current directors (other than executive officers) as a group (six persons) (b)	70,000	8.03	—
All employees, excluding executive officers, as a group (333 persons)	950,384	7.67	36,782

(a)	Promises to grant restricted stock awards including 25,000, which will be granted two years from the date of promise, and 10,000 to be granted ratably over three years with 1/3 of the shares granted annually on each anniversary of the date of promise.
(b)	Does not include shares owned by directors and executive officers who served as directors and executive officers during all or part of the 2004 fiscal year but were not serving in that capacity as of December 31, 2004.

Limited Transferability of Awards

Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, participants may, in a manner specified by the Committee, transfer nonqualified stock options (a) pursuant to a court-approved domestic relations order relating to child support, alimony payments or marital property rights and (b) by bona fide gift (1) to a member of the participant’s immediate family; (2) to a trust or other entity for the sole benefit of the participant and/or his or her immediate family; (3) to a partnership, limited liability company or other entity whose members are the participant and/or his or her immediate family or (4) to certain limited tax-qualified charities.

Amendment and Termination of the Plan

The board generally may amend, suspend or terminate the Plan at any time and for any reason (subject to shareholder consent as may be required by applicable law); provided, however, that no amendment or termination of the plan may alter or impair the rights of a participant with respect to an outstanding Award without his or her consent. Unless terminated earlier by the board of directors, the authority to grant new awards under the Plan will terminate on May 7, 2013. Outstanding awards, as well as the Committee’s authority with respect thereto, generally will continue following the expiration or termination of the Plan.

Securities Underlying Awards

The closing price of a share of common stock as of March 15, 2005, was $4.20 per share.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two-or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option and the difference (if any) between the sales price and the fair market value of the shares on the exercise date will be taxed as capital gain.

Stock Appreciation Rights

No taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock

A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

Tax Effect for the Company

We generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. If compensation attributable to Awards to such individuals is not performance-based within the meaning of Section 162(m) of the Code, CTI may not be permitted to deduct aggregate compensation to such individuals to the extent that aggregate non-performance-based compensation exceeds $1,000,000 per individual in any tax year. Furthermore, if an Award is accelerated under the Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered).

Specific Benefits under the 2003 Plan

As of March 15, 2005, the following chart presents the stock options and restricted stock awards that will be allocated, based on the stated assumptions, to non-employee directors pursuant to the automatic annual stock option and restricted stock award feature for the remaining term of the Plan, subject to any future amendments to the Plan.

Name and Position	Number of Shares Underlying Stock Options (#) (1)	Number of Restricted Shares (#) (2)
James A. Bianco, M.D., President and Chief Executive Officer	N/A	N/A
Steve Aselage, Executive Vice President, Global Commercial Operations	N/A	N/A
Louis A. Bianco, Executive Vice President, Finance and Administration	N/A	N/A
Jack W. Singer, M.D., Executive Vice President, Chief Medical Officer	N/A	N/A
Silvano Spinelli, Executive Vice President of Development and Managing Director of European Operations	N/A	N/A
All current executive officers as a group (seven persons)	N/A	N/A
All directors (other than executive officers) as a group (six persons)	600,000	120,000
All employees, excluding executive officers, as a group (396 persons)	N/A	N/A

(1)	Represents the aggregate number of shares subject to grants of stock options from June 17, 2005 through May 7, 2013, assuming, among other future variables, that there are no new eligible directors, there continues to be six eligible directors (including one Chairman of the board) seated and that the number of shares subject to each annual grant is not increased or decreased. The actual number of shares subject to stock options for initial one-time grants to new directors under this program is not determinable.
(2)	Represents the aggregate number of shares subject to restricted stock awards for from June 17, 2005 through May 7, 2013, assuming, among other future variables, that there are no new eligible directors, there continues to be six eligible directors (including one Chairman of the board) seated and that the number of shares subject to each annual grant is not increased or decreased. The actual number of shares subject to restricted sock awards for initial one-time grants to new directors under this program is not determinable.

Other than the automatic non-employer director awards described above, the number, amount and type of awards to be received by or allocated to eligible persons under the Plan cannot be determined at this time. The Company is not currently considering any specific additional awards under the Plan. For information regarding options granted to executive officers of the Company during fiscal 2004, see the material under the heading

“Compensation of Executive Officers” below. For information regarding past award grants under the Plan, see the “Aggregate Past Grants under the Plan” table below.

Aggregate Past Grants Under the 2003 Plan

As of March 15, 2005, awards covering 3,838,678 shares of our common stock had been granted under the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below and option exercises and restricted stock vesting prior to, and option and unvested restricted stock holdings as of, that date. The table reflects grants made only pursuant to the 2003 plan and does not include grants made pursuant to either the 1994 plan or the Novuspharma plan.

	STOCK OPTIONS						RESTRICTED STOCK
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 15, 2005 Exercisable / Unexercisable				Number of Shares Vested as of March 15, 2005	Number of Shares Outstanding and Unvested as of March 15, 2005
James A. Bianco, M.D., President and Chief Executive Officer	125,000	—	41,667		83,333		110,000	365,000
Steve Aselage, Executive Vice President, Global Commercial Operations	110,000	—	30,000		80,000		5,000	115,000
Louis A. Bianco, Executive Vice President, Finance and Administration	59,426	—	19,426		40,000		41,667	163,333
Jack W. Singer, M.D., Executive Vice President, Chief Medical Officer	75,000	—	25,000		50,000		41,667	163,333
Silvano Spinelli, Executive Vice President of Development and Managing Director of European Operations	38,100	—	—		38,100		—	—
All current executive officers as a group (seven persons)	567,526	—	136,093		431,433		220,001	1,058,299
All directors (other than executive officers) as a group (six persons)	100,000	30,000	70,000		—		—	—
Each other person who has received 5% or more of the options, warrants or rights under the Plan	—	—	—		—		—	—
All employees, including all current officers who are not executive officers or directors, as a group	1,397,938	—	141,491	*	1,154,227	*	61,740	295,933

*	Amount excludes cancelled options.

Summary

We believe strongly that stock-based awards focus our directors on the objective of creating shareholder value and promoting the success of CTI, and that the automatic award of stock options and restricted stock are an important attraction, retention and motivation tool for our non-employee directors. We believe strongly that the proposed amendments will help further our goal of creating shareholder value and will help enable us to continue to be able to attract, retain and reward qualified non-employee directors.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of our outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal.

The amendment impacts each non-employee member of our board of directors and thus our non-employee directors have a personal interest in this proposal and its approval by shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL TO AMEND THE 2003 EQUITY INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The audit committee has approved the appointment of Grant Thornton LLP as our independent auditors for the year ending December 31, 2005, and the board of directors has further directed that we submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

On August 31, 2004, Ernst & Young LLP informed us that Ernst & Young LLP had resigned as our independent registered public accounting firm. Ernst & Young LLP had audited our financial statements since 1992. The reports of Ernst & Young LLP on our consolidated financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits of our consolidated financial statements for the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. We requested Ernst & Young LLP to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of that letter dated September 10, 2004 was filed as Exhibit 16.1 to our Form 8-K/A. Ernst & Young LLP did not seek our consent to its resignation. As a result, the audit committee did not recommend or approve the resignation of Ernst & Young LLP.

On October 18, 2004, the audit committee engaged Grant Thornton LLP as our new independent auditors to provide financial audit services effective immediately. Grant Thornton LLP did not audit our financial statements in either 2002 or 2003 or any subsequent interim period and did not perform any services prior to October 18, 2004. Additionally, during 2002 and 2003 and the subsequent interim period through October 18, 2004, we did not consult with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In the event the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee feels that such a change would be in our and our shareholders’ best interests. The selection of Grant Thornton LLP will be effectively ratified at the Annual Meeting if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of our outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS.

Audit Committee Report

The audit committee reviews and monitors CTI’s financial reporting process on behalf of the board and reviews CTI’s system of internal controls and investment policies. We act only in an oversight capacity, however, and it is management that has the primary responsibility for the financial statements, establishing and maintaining adequate internal controls, and the reporting process. Grant Thornton LLP, CTI’s independent auditor for 2004, is responsible for expressing opinions on the conformity of CTI’s financial statements with general accepted auditing principles, on management’s assessment of the effectiveness of CTI’s internal control over financial reporting, and on the effectiveness of internal control over financial reporting. Each member of the Audit Committee is an independent director as determined by our board of directors, based on Nasdaq National Market rules and the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the board has determined that Max Link is an “audit committee financial expert,” as defined by SEC rules.

We operate under a written charter, a copy of which is available on CTI’s website at www.cticseattle.com. As more fully described in our charter, the purpose of the audit committee is to assist the board of directors in its oversight and monitoring of CTI’s financial statements, internal controls and audit matters. We meet each quarter with Grant Thornton LLP and management to review CTI’s interim financial results before the publication of CTI’s quarterly earnings press releases. Management’s and independent auditors’ presentations to and discussions with the audit committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In accordance with the Sarbanes-Oxley Act, we have ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace CTI’s independent auditors.

In accordance with existing audit committee policy and the requirements of the Sarbanes-Oxley Act, all services to be provided by Grant Thornton LLP are subject to pre-approval by the audit committee. This includes audit services, audit-related services, tax services and other services. Pre-approval provided by the full audit committee or a subcommittee thereof, relates to a particular category or group of services and is subject to a specific budget. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest; we have not in recent years obtained any of these services from Grant Thornton LLP or Ernst and Young LLP, and we are able to obtain such services from other service providers at competitive rates.

In addition, we recommend to the board the appointment of the independent auditors and review their proposed audit scope, approach and independence.

We are not professional accountants or auditors and our duties are not intended to duplicate or to certify the activities of management or the independent auditors. It is not the audit committee’s duty to plan or conduct audits or to determine that CTI’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Consequently, the audit committee is not providing any professional certification as to the independent auditors’ work or any expert assurance as to the financial statements.

We have reviewed and discussed CTI’s audited financial statements with management and Grant Thornton LLP. Management has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles.

We also discussed with Grant Thornton LLP other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, we have received from, and discussed with, Grant Thornton LLP their annual written report on their independence from us and our management, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors whether the provision of any non-audit services provided to us by them during 2004 were compatible with the auditors’ independence.

Based on our discussion with management and the independent auditors and the audit committee’s review of the audited financial statements and the representations of management and the independent auditors, we recommended to the board that the audited financial statements be included in CTI’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John M. Fluke (Chairman)

Max. E. Link, Ph.D.

Phillip M. Nudelman, Ph.D.

Independent Auditor’s Fees and Services

The following table shows the aggregate fees billed for professional services rendered by our principal accountants during the past two fiscal years ended December 31:

	Ernst & Young LLP		Grant Thornton LLP
Services Rendered	2004	2003	2004	2003
Audit Fees	$318,000	$736,000	$555,000	$—
Audit-Related Fees	233,000	167,000	—	—
Tax Fees	46,000	155,000	—	—

Audit Fees.    This category includes fees for professional services provided in conjunction with the audit of our financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of our quarterly financial statements, assistance and review of documents filed with the SEC, consents, and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements. The Grant Thornton LLP 2004 amount includes $251,000 for services rendered in connection with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting.

Audit Related Fees.    This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.

Tax Services.    This category includes fees for professional services provided related to tax compliance, tax planning and tax advice.

Pre-Approval Policy.    Pursuant to our “Audit and Non-Audit Services Pre-Approval Policy”, which is approved by the Audit Committee on an annual basis, the audit committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent auditors. The audit committee also pre-approves all associated fees, except for de minimus amounts for non-audit services, which are approved by the audit committee prior to the completion of the audit.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing compensation plans as of December 31, 2004, including the 2003 Equity Incentive Plan, Novuspharma Plan, the 1994 Equity Incentive Plan and the 1996 Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(d) Total of Securities Reflected in Columns (a) and (c)
Plans Approved by Shareholders	5,728,969	(1)	$15.12	4,310,490	(2)	10,039,459
Plans Not Approved by Shareholders	662,790	(3)	$14.39	None		662,790
Plans Not Approved by Shareholders (Novuspharma)	230,100	(4)	$9.13	119,900		350,000

(1)	Consists of the 2003 Equity Incentive Plan and the 1994 Equity Incentive Plan.
(2)	Consists of 4,031,133 shares available for future issuance under the 2003 Equity Incentive Plan and 279,357 shares available for future issuance under the 1996 Employee Stock Purchase Plan.
(3)	Consists of warrants to purchase 350,000 shares and 103,665 restricted share rights issued in connection with a license agreement with PG-TXL Company, L.P., warrants to purchase 109,125 shares issued to a placement agent in connection with private placement of our stock, and warrants to purchase 100,000 shares issued in connection with a research services agreement with The Hope Heart Institute.
(4)	Consists of the Novuspharma Plan adopted in connection with the merger between CTI and Novuspharma.

License Agreement with PG-TXL Company, L.P.

In 1998, we issued fully-vested warrants to purchase 350,000 shares of our common stock in connection with a license agreement with PG-TXL Company, L.P. These warrants expire in 2008 and have an exercise price of $20.00. We also issued 103,665 restricted share rights to non-employees for which ownership vests upon the achievement of future events. No warrants have been exercised.

Warrants Issued to Placement Agents

In 2000, we completed a $40.0 million private placement of common stock. In connection with the offering, we issued fully-vested warrants to purchase 170,000 shares of common stock to a placement agent and finder. As of December 31, 2004, there were 109,125 warrants outstanding. These warrants expired in February 2005, and had an exercise price of $13.20.

Research Services Agreement with The Hope Heart Institute

In 2002, we entered into an agreement with The Hope Heart Institute for research services, which we terminated in 2004. In connection with this agreement, we issued 100,000 fully-vested warrants to purchase shares of common stock at an exercise price of $10.00. These warrants expire in 2007, and no warrants have been exercised. Phillip M. Nudelman, Ph.D., is a member of our board of directors and our audit committee, and President, Chief Executive Officer and a member of the board of directors of The Hope Heart Institute. Richard E. Leigh, Jr., our Executive Vice President, General Counsel, joined the board of directors of The Hope Heart Institute in March 2005.

Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan (the “Plan”) in connection with the merger between CTI and Novuspharma. The Plan provides for the grant of nonqualified stock options and restricted stock to certain of our officers, employees, members of our Board of Directors and consultants. The plan administrator determines, on a grant-by-grant basis, what terms and conditions apply to options and restricted stock granted under the Plan (including vesting restrictions). The Plan permits options to be exercised with cash or certain other legal forms of consideration. In the event of our change of control (including our merger with or into another corporation or our sale of substantially all of our assets), the Plan provides that we may determine, in our discretion, that each optionee may vest in his or her option or restricted stock award with respect to any or all of the shares subject to the award (including shares that were unvested prior to the change of control) and that such awards may otherwise be assumed or substituted for by the successor corporation. There are 350,000 shares of common stock reserved under the Plan, and as of December 31, 2004, there were 119,900 shares available for future issuance.

Executive Officers

The following table sets forth certain information with respect to our executive officers:

Name	Age as of March 31, 2005	Position
James A. Bianco, M.D.	48	President, Chief Executive Officer, Director
Stephen J. Aselage	53	Executive Vice President, Global Commercial Operations
Louis A. Bianco	52	Executive Vice President, Finance and Administration
James Canfield (resigned in April 2005)	47	Executive Vice President, Chief Administrative Officer
Richard E. Leigh, Jr.	45	Executive Vice President, General Counsel
Jack W. Singer, M.D.	62	Executive Vice President, Chief Medical Officer, Director
Silvano Spinelli	53	Executive Vice President of Development and Managing Director of European Operations, Director

See Proposal 1, which sets forth biographical information for all our directors, including biographical information concerning Drs. Bianco, and Singer and Mr. Spinelli, who are each directors of CTI as well as executive officers.

Mr. Bianco is one of our founders and has been our executive vice president, finance and administration since February 1, 1992, and was a director from our inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a vice president at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

Mr. Aselage has been our executive vice president, global commercial operations since February 2004. From February 1999 to January 2004 he was senior vice president, North American sales and marketing at Sangstat, which was acquired by Genzyme in December 2003. He received his B.S. in biology from the University of Notre Dame.

Mr. Canfield has been our executive vice president, chief administrative officer from December 2001 through April 2005. Effective April 1, 2005, Mr. Canfield resigned as the Company’s Executive Vice President, Chief Administrative Officer. From May 2001 to December 2001, Mr. Canfield served as our vice president, human resource development and administrative services. From September 1999 to May 2001, Mr. Canfield was a senior consultant at Cobus Group and from April 1996 to August 1999, served as the head of human resources at Sonus Pharmaceuticals, Inc. Additionally, he has held senior human resource positions at Northern Automotive Corporation and Lucky Stores. Mr. Canfield received his B.S. degree in human resources management from Kennedy Western University.

Mr. Leigh has been our executive vice president, general counsel since August 2004. From December 2000 to July 2004, Mr. Leigh served as vice president and general counsel at Vulcan Inc., and from August 1997 to November 2000, was vice president and general counsel for the NFL’s Seattle Seahawks. In addition, from October 1989 to August 1997, he spent eight years as a corporate attorney with the Seattle law firm of Foster Pepper & Shefelman, PLLC. Mr. Leigh currently serves on the board of directors of The Hope Heart Institute. Mr. Leigh received his B.A. at Brown University in Providence, Rhode Island, his M.A. in International Politics from The Johns Hopkins University School of Advanced International Studies in Washington, D.C., and a J.D. from Columbia University School of Law in New York.

Compensation of Executive Officers

The following table sets forth all compensation earned in the years ended December 31, 2004, 2003, and 2002 by our chief executive officer and our four other most highly compensated executive officers as of December 31, 2004, who we will collectively refer to as the named executive officers.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
James A. Bianco, M.D. President and Chief Executive Officer	2004 2003 2002	460,297 460,297 433,008	306,832 295,822 318,730	162,518 113,036 99,355	(3) (3) (3)	139,000 2,128,200 —	— 125,000 309,749	43,588 56,310 23,015	(4) (4) (4)
Steve Aselage Executive Vice President, Global Commercial Operations	2004 2003 2002	285,083 — —	100,833 — —	— — —		154,100 — —	110,000 — —	1,139 — —	(5)
Louis A. Bianco Executive Vice President, Finance and Administration	2004 2003 2002	300,120 300,120 300,120	120,048 81,997 88,565	5,959 5,550 —	(6) (6)	104,250 751,800 —	— 60,000 88,025	7,326 2,349 10,651	(7) (7) (7)
Jack W. Singer, M.D. Executive Vice President, Chief Medical Officer	2004 2003 2002	309,747 302,000 260,016	95,253 106,703 109,424	21,551 25,583 —	(6) (6)	104,250 751,800 —	— 75,000 110,659	30,086 37,510 15,024	(8) (8) (8)
Silvano Spinelli Executive Vice President, Development and Managing Director of European Operations	2004 2003 2002	251,209 — —	87,080 — —	— — —		301,100 — —	20,000 — —	2,854 — —	(9)

(1)	Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of the perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the applicable year.
(2)

In 2004, we granted 70,000 shares of restricted stock to the Named Executive Officers. Additionally, promises to grant 35,000 shares of restricted stock were approved in 2004. All restricted share awards issued during 2004 are valued in the above table at the closing price of our common stock on the date of issuance and will accrue any future dividends declared and are set forth in the table below at market value. The market value is based on the closing price of $8.14 for a share of our common stock on December 31, 2004.

	Number of Shares				Total Market Value ($)
Name	(a)	(b)	(c)	(d)
James A. Bianco, M.D.	20,000	—	—	—	162,800
Steve Aselage	—	10,000	10,000	—	162,800
Louis A. Bianco	15,000	—	—	—	122,100
Jack W. Singer, M.D.	15,000	—	—	—	122,100
Silvano Spinelli	—	—	—	35,000	284,900

(a)	Restricted stock award vests at a rate of 33 1/3% on each December 11, 2004, 2005 and 2006, respectively.
(b)	Restricted stock award vests over three years with 1/3 of the shares vesting annually on each anniversary of the date of grant.
(c)	Restricted stock award vests over two years with 50% of the shares vesting annually on each anniversary of the date of grant.
(d)	Promises to grant restricted stock awards including 25,000, which will be granted two years from the date of promise, and 10,000 to be granted ratably over three years with 1/3 of the shares granted annually on each anniversary of the date of promise.

In 2003, the Compensation Committee of the Board of Directors authorized the issuance of 435,000 shares of restricted stock to the Named Executive Officers, 245,000 of which were issued in 2003 and 190,000 of which were issued in 2004 upon the closing of the merger with Novuspharma. All restricted share awards authorized during 2003 are valued in the above table at the closing price of our common stock on the date of grant and will accrue any future dividends declared and are set forth in the table below at market value. The market value is based on the closing price of $8.67 for a share of our common stock on December 31, 2003.

	Number of Shares		Total Market Value ($)
Name	(e)	(f)
James A. Bianco, M.D.	145,000	110,000	2,210,850
Louis A. Bianco	50,000	40,000	780,300
Jack W. Singer, M.D.	50,000	40,000	780,300

(e)	Restricted stock award vests over three years with 1/3 of the shares vesting annually on each anniversary of the date of grant.
(f)	Restricted stock award vests over two years with 1/4 vesting six months from the date of grant, 1/4 vesting one year from the date of grant, 1/4 vesting 18 months from the date of grant and 1/4 vesting two years from the date of grant.
(3)

In 2004, 2003, and 2002, other annual compensation for Dr. Bianco represents perquisites, including the following: (i) travel and entertainment expenses reimbursed by the Company of $30,743, $13,131 and $44,768; (ii) reimbursement for Dr. Bianco’s spouse and other non-business guests to accompany him on business use of our leased aircraft of $70,978, $29,638 and $24,796; and (iii) tax reimbursements of $53,446, $60,128 and $25,283; respectively. The Company believes that Dr. Bianco and his family are subject to security risks as a result of his employment and association with the Company. Protective services are provided for Dr. Bianco and his family pursuant to the Company’s corporate security program, approximate costs of which totaled $1,242,201, $939,537 and $788,007 for 2004, 2003 and 2002, respectively. The Company does not consider these costs to be compensatory and therefore are not reflected in the above table. The Jobs Creation Act of 2004 does not permit a deduction for the company for any amount not included in compensation of the individuals utilizing the aircraft for non-business use. To the extent non-business use was not included in the aforementioned compensation, the company forewent the deduction for these amounts in determining taxable income. Although we are not able to currently use these foregone tax deductions given our net loss position, the company would have otherwise utilized these expenditures to offset future revenue in determining taxable income.
(4)	All other compensation for Dr. Bianco for 2004, 2003 and 2002 includes the following: (i) a premium payment of $24,810, $34,310 and $13,860 for life insurance required by the terms of Dr. Bianco’s employment; (ii) reimbursement of a disability insurance premium of $5,578, $0 and $9,155; and (iii) reimbursement of a health insurance premium of $13,200, $22,000 and $0; respectively.
(5)	All other compensation includes a premium payment for life insurance.
(6)	Other annual compensation consists of tax reimbursements.
(7)	In 2004, 2003 and 2002, all other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $4,977, $0 and $8,302; and (ii) a premium payment of $2,349 for life insurance in each of the three years; respectively.
(8)	In 2004, 2003 and 2002, all other compensation for Dr. Singer includes the following: (i) reimbursement for long-term disability insurance premiums of $6,870, $0 and $11,460; (ii) premium payments of $3,416, $3,564 and $3,564 for life insurance; and (iii) reimbursement of a health insurance premium of $19,800, $33,946 and $0; respectively.
(9)	All other compensation for Mr. Spinelli includes the following: (i) reimbursement of a health insurance premium of $1,583, (ii) reimbursement for disability insurance premiums of $746 and (iii) a premium payment of $525 for life insurance.

The following table sets forth for each of the named executive officers the number of options granted during the year ended December 31, 2004 and the potential realizable value of such grants. No stock appreciation rights were granted to such individuals for the 2004 fiscal year.

Options Granted in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name					5% ($)	10% ($)
James A. Bianco, M.D.	—	—%	—	—	—	—
Steve Aselage	90,000	7.8	6.95	5/21/2014	393,374	996,886
	20,000	1.7	8.46	12/20/2014	106,409	269,661
Louis A. Bianco	—	—	—	—	—	—
Jack W. Singer, M.D.	—	—	—	—	—	—
Silvano Spinelli	20,000	1.7	8.49	12/20/2014	106,786	270,617

(1)	Options granted under our 2003 Equity Incentive Plan and Novuspharma Plan typically have a ten-year term, have an exercise price equal to the fair market value on the date of grant and vest over a three-year period.
(2)	During the fiscal year ended December 31, 2004, options to purchase an aggregate of 1,156,384 shares of our common stock were granted to employees.
(3)	Options may terminate before their expiration dates if the optionee’s status as an employee is terminated, or upon the optionee’s death.
(4)	Potential realizable value is based on the assumption that the common stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in this table will be achieved.

The following table sets forth for each of the named executive officers, the fiscal year-end number and value of unexercised options. None of the named executive officers held any stock appreciation rights at the end of the 2004 fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James A. Bianco, M.D.	—	—	993,739	146,666	1,354,595	3,333
Steve Aselage	—	—	—	110,000	—	107,100
Louis A. Bianco	—	—	357,172	60,000	825,682	1,600
Jack W. Singer, M.D.	5,000	35,470	373,524	76,666	760,228	2,000
Silvano Spinelli	—	—	—	20,000	—	—

(1)	Calculated based on the fair market value of the purchased shares on the exercise date less the option exercise price paid for such shares.
(2)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2004 and the exercise price of the options.

Certain Transactions

Indemnification Agreements with Directors and Officers.    In addition to the indemnification provisions contained in our amended and restated articles of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us, which approval we have agreed not to unreasonably withhold) actually and reasonably incurred if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of CTI and its shareholders and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. Pursuant to these agreements, we may advance expenses and indemnify, and in certain cases are required to advance expenses and indemnify, our officers and directors for certain liabilities incurred in connection with or related to the purported shareholder class actions currently pending against us. Additional information regarding these lawsuits is contained in this proxy statement under the heading “Proposal One: Election of Directors—Litigation Involving Directors, Officers and Affiliates.”

Employment, severance and/or change of control agreements

Dr. Bianco, president and chief executive officer, entered into an employment agreement with us effective January 1, 2005, superseding the agreement he had with us effective December 31, 2002. The employment agreement provides for an employment term commencing on January 1, 2005 and ending on December 31, 2008 (the “Term”). At the end of the Term, the employment agreement will renew automatically for a period of three (3) years thereafter subject to any mutually agreed upon changes or amendments unless Dr. Bianco or the Company gives 120 days’ notice of intention not to renew the Employment Agreement. The employment agreement entitles Dr. Bianco to an annual base salary of $650,000 a year, and eligibility to receive an annual bonus to be determined by the Company’s compensation committee, with a target bonus opportunity to be not less than 50% of base salary. Pursuant to the terms of the employment agreement, Dr. Bianco was granted 200,000 restricted shares of our common stock which shall vest on the date we receive a new drug application approval for Xyotax or pixantrone from the Food and Drug Administration, provided that Dr. Bianco has continued employment with us through the vesting date, and that such vesting date occurs prior to January 1, 2007. Vesting will be accelerated if Dr. Bianco resigns for good reason, is terminated without cause, or upon a change of control prior to January 1, 2007. Pursuant to the employment agreement, if Dr. Bianco is terminated without cause or if he resigns for good reason, he will receive (i) at his choice either (x) a lump sum payment representing two years of his salary based on a 6% discount factor, or (y) continuing payments of severance pay at a rate equal to his monthly base salary rate, as then in effect, plus his most recent annual cash bonus continuation, for a period of eighteen (18) months from the date of such termination, (ii) full vesting of outstanding unvested stock options which shall become exercisable for a period of two (2) years following the date on which they vest, subject to the terms of the applicable award agreements, and full vesting of outstanding unvested or restricted stock, (iii) continuation of health benefits for the severance period not to exceed two (2) years following termination, and (iv) all accrued but unused vacation. In the event of a change of control and Dr. Bianco is terminated without cause or resigns for good reason, Dr. Bianco will receive the following severance benefits: (i) a lump sum payment equal to two years of his base salary plus his most recent annual cash bonus, (ii) full vesting of outstanding unvested stock options which shall become exercisable for a period of two (2) years following the date on which they vest, and full vesting of outstanding unvested or restricted stock (iii) continuation of health benefits for two (2) years, and (iv) all accrued but unused vacation. The employment agreement restricts Dr. Bianco from competing with us for the term of the severance payment period following the termination of his employment with us. In addition, the severance payments are conditioned upon Dr. Bianco not competing with us and not soliciting our employees. The agreement further provides that, if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment.

Silvano Spinelli, our executive vice president of development and managing director of European operations, entered into an employment agreement with us effective January 1, 2004. Under the agreement Mr. Spinelli will have the right to purchase 25,000 shares of CTI restricted stock at $0.01 per share in January 2006, subject to his continued service through such date. The agreement provides Mr. Spinelli use of a company car at CTI’s expense. In addition, in the event Mr. Spinelli is terminated by us for any reason, on or before December 31, 2005, we will pay Mr. Spinelli, in addition to statutory amounts accrued under Italian law, the greater of (a) the severance payment provided by Italian law and the collective bargaining agreements or (b) a severance payment equal to 24 months of salary. The agreement also provides that, in the event Mr. Spinelli is terminated by us without cause or resigns for good reason, his right to purchase restricted shares will immediately become vested and exercisable.

Stephen Aselage, Louis A. Bianco, Richard E. Leigh, Jr. and Jack W. Singer entered into severance agreements with us effective as of April 12, 2005 pursuant to which, in the event that the executive is discharged from employment by us without cause or resigns for good reason (including upon a change of control), he will be entitled to receive (i) acceleration of all then existing unvested stock based compensation (options will remain exercisable for 21 months following the severance date), (ii) severance pay based on the executive’s base salary in effect immediately prior to the severance date for a period of eighteen months, (iii) bonus pay equal to the greater of the average of the three prior years bonuses or 30% of base salary, (iv) continuation of or reimbursement for certain health benefits for a period of up to eighteen months, (v) all accrued but unused vacation and certain other benefits for a severance period of eighteen months. The agreements further provide that, if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount that covers the excise tax due plus the excise and income taxes payable on the gross up payment. The severance payments are conditioned upon the executive not breaching his inventions and proprietary information agreement with us. Under the terms of the severance benefits agreement, the executive is not entitled to severance benefits if employment is terminated for cause, as a result of his death or disability or due to his own resignation without good reason. These severance agreements replaced severance agreements each of Stephen Aselage, Louis A. Bianco, Richard E. Leigh, Jr. and Jack W. Singer had entered into with us effective February 3, 2004, September 23, 1997, September 19, 2004 and February 1, 1998, respectively. Inventions and proprietary information agreements restrict Dr. Singer from competing with us for two years after the termination of his employment with us.

Effective February 13, 2004, Ed Kenney retired as the Company’s Chief Operating Officer. In connection with his retirement from the Company, the Company entered into a one-year advisory agreement with Mr. Kenney which terminated February 13, 2005, pursuant to which the Company paid $242,185.

Effective April 1, 2005, Mr. Canfield resigned as the Company’s Executive Vice President, Chief Administrative Officer. In connection with his resignation, Mr. Canfield entered into a severance agreement and general release with the Company. Pursuant to the agreement, in exchange for customary release, non-competition and confidentiality agreements, Mr. Canfield is entitled to receive an aggregate amount of $210,479, less applicable state and federal taxes, payable in bi-monthly installments over the nine-month period following his separation date in addition to acceleration of stock options through March 31, 2006 which options shall remain exercisable through that time, as well as continued vesting of restricted stock awards through March 31, 2006 and certain other benefits up to December 31, 2005.

Italian Law and National Collective Bargaining Agreements

Many material terms of our Italian executives’ employment are mandated by Italian law and national collective bargaining agreements. In Italy, collective bargaining agreements are much more prevalent than in the United States and are negotiated at a national level—beyond the control of any particular employer—between the unions of a particular business sector (mechanical, commerce, banks, chemical, etc.) and the employers’ association in the applicable sector. In principle, the Italian national collective agreements will be legally binding on our employment relationships after the merger only if we, and the employees in question, actually join the relevant national associations or if our individual employment agreements expressly or implicitly accept that the employment relationship is to be regulated by a specified national collective agreement. In practice, however, the protection provided to employees in the national collective agreements is generally considered to be the minimum acceptable and Italian courts apply the national collective agreements in every case.

In particular, our employment relationships with our Italian executives are regulated by Italy’s National Collective Agreement for the Executives in the Industrial Sector of May 23, 2000, as amended, which provides, among other things:

•	executives are entitled to minimum gross monthly salary and salary increases related to length of service;

•	executives’ yearly salaries are paid in 13 installments;

•	executives are not subject to working time schedules or overtime rules;

•	executives are entitled to 35 days of holiday per year;

•	for justified reasons, executives are entitled to an unpaid leave period;

•	in case of illness, the executives are entitled to maintain their job position for a period of up to 12 months during which they will receive their full salary (with the cost being fully borne by the employer);

•	executives are entitled to mandatory paid maternity leave;

•	executives are entitled to insurance coverage for on- and off-duty accidents; and

•	executives are entitled to indemnification for any civil and criminal liabilities incurred by the executives in the performance of their employment activities.

Finally, the Italian National Collective Agreement regulates the severance benefits we would be required to pay upon any termination by us of the employment of our officers in Italy. The severance amount varies based upon whether the termination is for cause, for justified reasons or for no justified reason, as generally described below:

•	Terminations for Cause. If we were to dismiss an executive in Italy for cause, he would not be entitled to any notice period or indemnity in lieu of the notice period, but he would be entitled to receive the severance compensation (so-called TFR). We would have “cause” to terminate an executive’s employment, under Article 2119 of the Italian civil code, following any serious event that makes the continuation of the employment relationship impossible, even on a temporary basis. Events such as theft, riots and serious insubordination are generally considered “cause” for termination in Italy.

•	Terminations for Justified Reasons. If we were to terminate the employment of any executive in Italy, other than for “cause,” the executive would be entitled to a notice period. The notice period is equal to eight months for executives having a seniority of up to two years, and it is increased in proportion to seniority up to a maximum of 12 months for executives having more than 10 years of seniority. If we were to terminate an executive’s employment for justified reasons without providing the required notice, he would be entitled to the indemnity in lieu of the notice period equal to the salary he would have received during the notice period, in addition to the severance compensation. The average amount of the bonuses paid to him during the prior three years and the value of his fringe benefits would be taken into account when calculating this indemnity. Under Article 2118 of the Italian civil code, the following events are generally considered to provide a “justified reason” for terminating an executive’s employment: failure of the executive to comply with material management directions; a restructuring or reorganization of the company; a complete closing of the company; or the closing of the office to which the executive is assigned.

•	Unlawful Terminations. If we were to terminate the employment of any executive in Italy without cause or justified reasons, the executive might challenge the dismissal in court. If the termination of the employment relationship is deemed unlawful by the court, the executive may be awarded damages in the form of an indemnity (to be paid in addition to the indemnity in lieu of the notice period and the severance compensation) ranging from a minimum amount equal to the notice indemnity due to the executive, plus two months’ salary up to a maximum amount equal to 22 months’ salary. The amount of damages may automatically be increased by a sum ranging between two and seven months’ salary if the executive’s age is between 46 and 56 years. An executive is never entitled to reinstatement, regardless of the cause of termination.

Compensation Committee Report on Executive Compensation

The compensation committee consists of only non-employee directors, who are appointed by the board of directors, and all of whom meet the requirements of “independence” as set forth in the rules and regulations promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. We are responsible for establishing and administering CTI’s executive compensation arrangements, including the compensation of CTI’s chief executive officer and CTI’s other executive officers and key employees, subject to ratification by the board in the case of executives other than CTI’s chief executive officer. We also administer the 2003 and 1994 Equity Incentive Plans, the Novuspharma Plan and the 1996 Employee Stock Purchase Plan and make all stock option grants under the 2003 Equity Incentive Plan and the Novuspharma Plan to CTI’s executive officers.

General Compensation Policy

The Company operates in the extremely competitive and rapidly changing biotechnology industry. We believe that the compensation programs for the company’s executive officers should be designed to attract, retain and motivate talented executives responsible for the success of the company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, our objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which CTI competes for executive talent.

•	Integrate each executive officer’s compensation package with annual and long-term corporate objectives and focus the officer’s attention on the attainment of those objectives.

•	Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

•	Provide annual variable incentive awards that take into account CTI’s performance relative to corporate objectives and the individual executive officer’s contributions.

•	Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

We have developed a compensation philosophy that is designed to attract and retain qualified key executive officers critical to CTI’s success.

Accordingly, we make decisions based upon the attainment of corporate-wide, team and individual performance objectives. These performances are evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of CTI’s approved products and innovative product development, the discovery of new drug candidates and the development of CTI’s organizational infrastructure. However, we determine compensation amounts relying foremost upon our judgment about each individual evaluated after taking into account the analysis of an independent consulting firm and the chief executive officer with respect to all executive officers other than the chief executive officer, and not based upon a rigid set of guidelines or formulas.

In establishing the compensation package of CTI’s executive officers, we adopted a “total pay” philosophy which includes three major components: (1) base salary set at levels that are commensurate with those of comparable positions at other pharmaceutical or biotechnology companies; (2) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our shareholders.

As referenced above, we determine the compensation levels for CTI’s executive officers with the assistance of an independent consulting firm that furnishes the compensation committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, we identified a peer group of companies with which CTI competes for executive talent, which we will refer to as the peer companies.

The positions of CTI’s chief executive officer and the other executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives, and total cash compensation. In addition, the practices of the peer companies concerning stock option grants and restricted stock grants were also reviewed and compared.

Base Salary.    The base salary for each executive officer is set at a level considered appropriate for comparable positions at the peer companies. We target base salary levels between the market average and 75th percentile levels of base salary in effect for comparable positions at the peer companies. Executive officers who attain the core competencies required of their positions are paid within or above these ranges. We make base salary determinations in accordance with the range in effect for comparable positions at the peer companies, competitive market forces, our evaluation of performance and core competency of the chief executive officer and the evaluation of performance and core competency provided to us for each executive officer by the chief executive officer.

Variable Incentive Awards.    To reinforce the attainment of CTI’s goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and our evaluation of the officer’s performance both on an individual and team basis. For 2004, the corporate performance objectives were tied to the following measures of success: (1) advance XYOTAX development toward NDA filing and commercial partnership; (2) regain tier 2 status (> $500 million market capitalization); (3) successful integration with Novuspharma; and (4) maintain a strong balance sheet. The combination of base salary and variable incentive awards is currently capped not to exceed the 75th percentile for total cash compensation for comparable positions at the peer companies.

Long-Term, Equity-Based Incentive Awards.    The goal of CTI’s long-term equity-based incentive awards is to align the interests of CTI’s executive officers with the shareholders and to provide each executive officer with a significant incentive to perform his management duties from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option and restricted stock grants made under the 2003 Equity Incentive Plan and the Novuspharma Plan. The size of the stock option and restricted stock grants to each executive officer is set at a level we feel is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer’s current position with CTI, internal comparability with stock option and restricted stock grants made to CTI’s other executives, the executive officer’s current level of performance and his potential for future responsibility and promotion over the option term. We also take into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. We have established certain general guidelines by which we seek to target a fixed number of unvested option shares for each executive officer based upon his current position with CTI and his potential for in-house growth (i.e., future responsibilities and possible promotions over the option term). However, we do not strictly adhere to these guidelines in making stock option and restricted stock grants, and the relative weight that is given to the various factors varies from individual to individual, as the circumstances warrant.

During fiscal 2004, we awarded CTI’s executive officers named in this proxy statement, new stock options for an aggregate of 230,000 shares of common stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price or fair market value on the grant date) over a ten-year period of time. Specifically, the options vest in periodic installments over a three-year period, contingent upon the executive officer’s continued employment with CTI. Accordingly, the option will provide a return only if the officer remains with CTI and then only if the market price appreciates over the option term. During 2004, we also authorized the issuance of 143,300 shares of time-based restricted stock to the executive officers named in this proxy statement which included a promise to grant 35,000 shares of restricted stock. Time-based restricted stock awards vest in periodic installments over one-year, two-year and three-year periods contingent upon the executive officer’s continued employment with CTI.

In fiscal 2005, we awarded contingent restricted stock grants to CTI’s executives which are performance-based and vest upon achievement of certain business objectives, including new drug application approval for Xyotax (or pixantrone as is the case for CTI’s Chief Executive Officer) from the Food and Drug Administration prior to January 1, 2007. Through March 15, 2005, contingent restricted shares totaling 700,000 were granted.

Compensation of the Chief Executive Officer

We review annually the base salary of CTI’s chief executive officer, James A. Bianco, M.D. Dr. Bianco’s base salary was $460,297 for the 2004 fiscal year, which was equal to fiscal year 2003. Such salary level was established on the basis of the base salary levels in effect for chief executive officers at the other biotechnology and pharmaceutical companies comprising the peer companies as well as Dr. Bianco’s performance. This salary level for Dr. Bianco brings him to 2% above the average of the salary levels in effect for the chief executive officers of the peer companies. Dr. Bianco earned $306,832 in bonuses during 2004 consisting of $284,703 granted by the compensation committee and $22,129 in vacation payout. This amount (excluding vacation payout) is 62% of base pay, and is above peer data suggesting that short-term incentive target grants are approximately 50% of base pay. Dr. Bianco’s total cash compensation, consisting of his base salary and variable incentive awards, is equivalent to the 75th percentile level in effect for the chief executive officers of the peer companies.

Based on Dr. Bianco’s performance and to provide incentive for future performance, we also authorized the issuance of a restricted stock award to Dr. Bianco for 20,000 shares of common stock at a market value of $6.95. The grants reflected our continuing policy to maintain Dr. Bianco’s option and stock holdings at a level consistent with that for other chief executive officers of comparable commercial companies in the pharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of CTI’s common stock. The stock option grants will be of little or no value to Dr. Bianco unless there is appreciation in the value of CTI’s common stock over the option term.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, we will not be allowed a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation that is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Our 2003 Equity Incentive Plan and our 1994 Equity Incentive Plan have been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. In addition, under CTI’s 2003 Equity Incentive Plan the compensation committee may grant restricted stock awards that are structured to qualify as performance-based compensation. While the compensation committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the compensation committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation and could result in a loss of tax deductions. In addition, the cash compensation paid to CTI’s executive officers during fiscal 2004 did not exceed the one (1) million dollar limit per officer.

COMPENSATION COMMITTEE

Vartan Gregorian, Ph.D.

Max Link, Ph.D.

Mary O. Mundinger, Dr. PH

Compensation Committee Interlocks and Insider Participation

Mr. Bowman did not run for re-election in 2004, and as a result his tenure with the compensation committee and the board ceased on May 21, 2004, the date of the 2004 Annual Meeting During. Effective as of May 21, 2004, John Fluke joined each of the nominating & governance and audit committees of the board and stepped down from the compensation committee, such that from May 21, 2004 the compensation committee has consisted of Drs. Gregorian, Link and Mundinger. None of these individuals was at any time during the last completed fiscal year, or at any other time, one of our officers or employees. In addition, neither of Messrs. Bowman or Fluke were at any time during the last completed fiscal year, or at any other time, one of our officers or employees.

Stock Performance Graph

	3/31/00	6/30/00	9/30/00	12/31/00
Cell Therapeutics, Inc.	$334.82	$437.50	$952.68	$643.75
Nasdaq Stock Index (U.S.)	$112.26	$97.62	$89.83	$60.15
Nasdaq Pharmaceutical Index	$122.67	$136.32	$149.68	$124.74

	3/31/01	6/30/01	9/30/01	12/31/01
Cell Therapeutics, Inc.	$256.29	$394.86	$343.57	$344.86
Nasdaq Stock Index (U.S.)	$44.90	$52.92	$36.71	$47.73
Nasdaq Pharmaceutical Index	$92.37	$114.75	$92.51	$106.30

	3/31/02	6/30/02	9/30/02	12/31/02
Cell Therapeutics, Inc.	$354.71	$77.86	$62.86	$103.86
Nasdaq Stock Index (U.S.)	$45.29	$36.10	$28.97	$33.05
Nasdaq Pharmaceutical Index	$95.05	$67.40	$62.12	$68.65

	3/31/03	6/30/03	9/30/03	12/31/03
Cell Therapeutics, Inc.	$118.43	$139.43	$161.71	$123.86
Nasdaq Stock Index (U.S.)	$33.22	$40.05	$44.10	$49.37
Nasdaq Pharmaceutical Index	$74.33	$93.22	$98.44	$100.64

	3/31/04	6/30/04	9/30/04	12/31/04
Cell Therapeutics, Inc.	$120.86	$105.29	$98.00	$116.29
Nasdaq Stock Index (U.S.)	$49.02	$50.48	$46.84	$53.72
Nasdaq Pharmaceutical Index	$105.03	$103.89	$99.36	$107.17

Certain Relationships and Related Transactions

On April 8, 2002, we extended a loan of $3.5 million to Dr. Bianco which bore interest at the six-month LIBOR rate plus 2.25%, adjusted semi-annually, and was due on April 8, 2004. Dr. Bianco had paid accrued interest on his $3.5 million loan through October 31, 2003. The loan to Dr. Bianco was made by CTI before the passage of the Sarbanes-Oxley Act of 2002. Prior to April 8, 2004, Dr. Bianco informed the board that he would not be able to pay this loan, including accrued interest, in full when due on April 8, 2004 at which time the interest rate on the loan was increased by an additional 3% in accordance with the terms of the original loan agreement. On October 22, 2004, we received payment in full, including all accrued interest of $177,157, on the $3.5 million loan.

In November 2002, we entered into a Sponsored Research Agreement with The Hope Heart Institute, a non-profit corporation, to perform research specified by us and reviewed by a joint research committee comprised of individuals from our company and from The Hope Heart Institute. The Agreement had a term of two years and in addition to monthly payments, we granted a fully vested warrant to The Hope Heart Institute to purchase 100,000 shares of our common stock at a purchase price of $10.00 per share. Phillip M. Nudelman, Ph.D., is a member of our board of directors and our audit committee, and President, Chief Executive Officer and a member of the board of directors of The Hope Heart Institute. Jack W. Singer, M.D., who is a member of our board of directors and our Executive Vice President, Chief Medical Officer, was a member of the Scientific Advisory Board of The Hope Heart Institute in 2002. Additionally, in March 2005, Richard E. Leigh, Jr., our Executive Vice President, General Counsel, became a member of The Hope Heart Institute’s board of directors. During 2004, we made payments to the Hope Heart Institute of $45,000 for research related expenses and $11,000 in charitable contributions. In 2004, we terminated the Sponsored Research Agreement with the Hope Heart Institute.

In December 2004, we entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. We received an upfront payment of $250,000, which is included in deferred revenue as of December 31, 2004. As part of the agreement, Jack W. Singer, M.D., agreed to join the board of directors of DiaKine. Dr. Singer is not currently compensated for his service on the DiaKine board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other of our equity securities. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, or written representations from reporting persons that no other reports were required, we believe that, during the 2004 fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with Section 16(a), except in December 2004, a Form 4 for Max Link to report an anniversary grant of 15,000 fully vested options was inadvertently filed five months late due to an administrative oversight.

Other Business

As of the date of this proxy statement, we know of no other business that will be presented for action at the Annual Meeting. We have not received any advance notice of business to be brought before the Annual Meeting by any shareholder. If other business requiring a vote of the shareholders should come before the Annual Meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

Other Information

Our Annual Report to Shareholders for the year ended December 31, 2004 is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all U.S. shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report will be made available to our Italian shareholders in Italy upon request. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

Shareholder Proposals

A shareholder who intends to nominate a candidate for election to the board of directors or to present a proposal of business at the 2006 Annual Meeting and desires that information regarding the proposal be included in the 2006 proxy statement and proxy materials must ensure that such information is received in writing by our secretary at our principal executive offices not later than December 23, 2005. In addition, our bylaws provide that a proposal for action to be presented by any shareholder at an annual meeting, including the nomination of a candidate for election to the board of directors, will be considered out of order and will not be acted upon unless the proposal is received in writing by our secretary at our principal executive offices at least 90 days before the first anniversary of the previous year’s Annual Meeting. The notice must also provide certain other information as described in the bylaws. Copies of the bylaws are available to shareholders free of charge upon request to our secretary.

By Order of the Board of Directors

Richard E. Leigh, Jr.
Secretary

Seattle, Washington

April 28, 2005

Appendix A

CELL THERAPEUTICS, INC.

2003 EQUITY INCENTIVE PLAN

(amended as of July 2, 2004)

i

ii

iii

CELL THERAPEUTICS, INC.

2003 EQUITY INCENTIVE PLAN

CELL THERAPEUTICS, INC., hereby establishes the Cell Therapeutics, Inc. 2003 Equity Incentive Plan, effective as of June 20, 2003, and as subsequently amended in March 2004 and in July 2004.

SECTION 1

BACKGROUND AND PURPOSE

1.1     Background.     The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs and Restricted Stock.

1.2    Purpose of the Plan.    The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4    “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

2.5    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs or Restricted Stock.

2.6    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8    “Cash Position” means the Company’s level of cash, cash equivalents and securities available-for-sale.

2.9    “Change in Control” means the occurrence of any of the following events:

(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)    A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11    “Committee” means the Board or a committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.12    “Company” means Cell Therapeutics, Inc., a Washington corporation, or any successor thereto. With respect to the definitions of the Performance Goals, the Committee may determine that “Company” means Cell Therapeutics, Inc. and its consolidated subsidiaries.

2.13    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.14    “Director” means any individual who is a member of the Board of Directors of the Company.

2.15    “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.16    “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.17    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.18    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.19    “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the closing bid on the relevant date. If there are neither bids nor sales on the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the last market trading day before the relevant date, as determined by the Committee. In any instance where the relevant date falls on a weekend day, a date the NASDAQ National Market is closed for trading or any other non-trading day, Fair Market Value shall mean the last quoted per share selling price on the last market trading day before the relevant date, as determined by the Corporation’s Executive Vice President, Finance and Administration or Director, Finance and Accounting. If there are neither bids nor sales on the last market trading day before the relevant date, then the Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the most recent market trading day before the relevant date. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, Fair Market Value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.20    “Fiscal Year” means the fiscal year of the Company.

2.21    “Freestanding SAR” means a SAR that is granted independently of any Option.

2.22    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.23    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.24    “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

2.25    “Misconduct” means, at any time within (a) the term of an Option granted hereunder, (b) within one (1) year after a Participant’s Termination of Service, or (c) within one (1) year after exercise of any portion of an Option granted hereunder, whichever is the latest, the commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate), including, but not limited to: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, (c) accepting employment with or serving as a consultant, advisor or in any other capacity to an entity that is in competition with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (d) misuse of any trade or business secrets or confidential, secret, privileged, or non-public information relating to the Company’s (or any Affiliate’s) business or breach of the Company’s Confidentiality Agreement, or (e) participating in a hostile takeover attempt of the Company. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.26    “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

2.27    “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.28    “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.29    “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.30    “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

2.31    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.32    “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.33    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Individual Objectives, (e) Net Income, (f) Operating Cash Flow, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.34    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. With respect to Restricted Stock granted pursuant to Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion. With respect to Restricted Stock granted pursuant to Section 8.2, such restrictions shall be based solely on the passage of time.

2.35    “Plan” means the Cell Therapeutics, Inc. 2003 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7 or Section 8.2.

2.37    “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.38    “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.39    “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

2.40    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.41    “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.42    “Shares” means the shares of common stock of the Company.

2.43    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.44    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.45    “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.46    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board.

2.47    “Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1    The Committee.    The Plan shall be administered by the Committee. If the Committee is not the Board then the Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. If the Committee is not the Board then the Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) ”outside directors” under Section 162(m) of the Code.

3.2    Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. The provisions of Sections 8.1 and 8.2 shall be formulaic and to the maximum extent possible, self-effectuating. Although the Committee’s authority extends to those Awards, Board approval or ratification shall be required for any material amendments to any such Award.

3.3    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate (a) all or any part of its authority and powers under the Plan to one or more Directors, and (b) more limited authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 6,443,289 Shares; provided that the maximum number of Shares that may be delivered pursuant to Awards of Restricted Stock with a purchase price that is less than 100% of Fair Market Value on the date of grant is 2,500,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2    Lapsed Awards.    If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

4.3    Adjustments in Awards and Authorized Shares.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, (a) adjust the number and class of Shares (or other securities) that may be delivered under the Plan under Section 4.1, the number, class, and price of Shares (or other securities) subject to outstanding Awards, and the numerical limits of Sections 8.1, 8.2 and 9.5, or (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Shares upon or in respect of such event. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Committee, in its sole discretion and subject to Section 9.5, shall determine the number of Shares subject to each Option.

5.2    Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3    Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Nonqualified Stock Options.    In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4    Expiration of Options

5.4.1    Expiration Dates.    Each Option shall terminate no later than the first to occur of the following events:

(a)    The date for termination of the Option set forth in the written Award Agreement, or

(b)    If no date for the termination of the Option is set forth in the written Award Agreement (other than reference to Section 5.4.1(c)), (a) the expiration of twelve (12) months from the date of the Participant’s Termination of Service if such Termination of Service is a result of death or Disability, or (b) three (3) months from the date of the Participant’s Termination of Service for any other reason; or

(c)    The expiration of ten (10) years from the Grant Date.

5.4.2    Committee Discretion.    Subject to the limits of Section 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5    Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6    Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Company’s earnings for the financial reporting purposes, unless otherwise determined by the Committee), or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000. To the extent that the aggregate Fair Market Value exceeds such $100,000 limit, such options shall be treated as nonqualified stock options. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

5.8.2    Termination of Service.    No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of death or Disability, unless the Award Agreement or the Committee permit later exercise. Notwithstanding the foregoing, to the extent that the post-termination exercise period exceeds the limitations under Section 422 of the Code, the Option will cease to be treated as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option at such time that the applicable time limit is exceeded.

5.8.3    Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration; Other Terms.    No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs.    Subject to the terms and conditions of the Plan, an SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1    Number of Shares.    The Committee shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limitation in Section 9.5.

6.1.2    Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2     Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3    Exercise of Affiliated SARs.    An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4    Exercise of Freestanding SARs.    Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.5    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6    Expiration of SARs.    An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.7    Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion and subject to Section 9.5, shall determine the number of Shares to be granted to each Participant.

7.2    Restricted Stock Agreement.    Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability.    Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance Goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow such procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying that the Performance Goals were satisfied.) In addition, the Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 7.4.2 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

7.4.3    Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5    Removal of Restrictions.    Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

NONEMPLOYEE DIRECTOR FORMULA AWARDS

Awards under this Section 8 shall be made only to Nonemployee Directors and shall be evidenced by Award Agreements approved by the Board or the Committee.

8.1    Options

8.1.1    Annual Option Grants

(a)    Initial Grants.    Each Nonemployee Director who first becomes a Nonemployee Director on or after the effective date of this Plan, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, a fully vested Option to purchase 15,000 Shares (with such grant increased to 20,000 Shares for the then current Chairman of the Board).

(b)    Ongoing Grants.    On each annual anniversary of each Non-Employee Director’s immediately preceding election or appointment to the Board, such Non-Employee Director shall automatically be granted a fully vested Option to purchase 12,000 Shares (with such grant increased to 15,000 Shares for the then current Chairman of the Board), provided that such Non-Employee Director is still a member of the Board on such anniversary.

(c)    Maximum Number of Shares.    Annual Option grants that would otherwise exceed the maximum number of Shares under 4.1 or 9.5 shall be prorated within such limitation. A Nonemployee Director shall not receive more than one Option grant under this Section 8.1.1 in any calendar year.

8.1.2    Terms of Options

(a)    Option Agreement.    Each Option granted pursuant to this Section 8.1 shall be evidenced by a written Award Agreement between the Participant and the Company.

(b)    Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 8.1 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

(c)    Expiration of Options.    Each Option granted pursuant to this Section 8 shall terminate upon the first to occur of the following events:

(i) The expiration of ten (10) years from the Grant Date; or

(ii) The expiration of three (3) months from the date of the Participant’s Termination of Service for any reason other than the Participant’s death or Disability; or

(iii) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability.

(d)    Death of Participant.    Notwithstanding the provisions of Section 8.1.2(c), if a Participant dies prior to the expiration of his or her Options in accordance with Section 8.1.2(c), then his or her Options shall terminate one (1) year after the date of his or her death.

(e)    Not Incentive Stock Options.    Options granted pursuant to this Section 8 shall not be designated as Incentive Stock Options.

(f)    Other Terms.    All provisions of the Plan not inconsistent with this Section 8 shall apply to Options granted to Nonemployee Directors pursuant to this Section 8.

(g)    Substitute Options.    Notwithstanding the provisions of Section 8.1.2(b), in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

8.2    Restricted Stock Awards.

8.2.1    Annual Restricted Stock Awards

(a)    Initial Grants.    Each Nonemployee Director who first becomes a Nonemployee Director on or after the Company’s 2005 Annual Meeting of Stockholders, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, a Restricted Stock award with respect to 2,500 Shares.

(b)    Ongoing Grants.    On each annual anniversary of each Nonemployee Director’s immediately preceding election or appointment to the Board, commencing with the anniversary that occurs after the Company’s 2005 Annual Meeting of Stockholders, such Nonemployee Director shall automatically be granted a Restricted Stock Award with respect to 2,500 Shares, provided that such Nonemployee Director is still a member of the Board on such anniversary.

(c)    Maximum Number of Shares.    Annual Restricted Stock Awards that would otherwise exceed the maximum number of Shares under 4.1 or 9.5 shall be prorated within such limitation. A Nonemployee Director shall not receive more than one Restricted Stock Award under this Section 8.2.1 in any calendar year.

8.2.2    Terms of Restricted Stock Awards

(a)    Restricted Stock Agreement.    Each Restricted Stock Award granted pursuant to this Section 8.2 shall be evidenced by a written Award Agreement between the Participant and the Company.

(b)    Vesting.    The Period of Restriction shall lapse as to 100% of the Shares subject to the Restricted Stock Award on the one year anniversary of the Grant Date.

(c)    Transferability.    Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Legend on Certificates.    Certificates shall be subject to legending as set forth in Section 7.4.3 herein.

(e)    Removal of Restrictions.    Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed. Except as otherwise provided in this Section 8.2, Shares of Restricted Stock covered by each Restricted Stock grant made under this Section 8.2 shall be released from escrow as soon as practicable after the last day of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 8.2.2(d) removed from his or her Share certificate, and the Shares shall be freely transferable by the Nonemployee Director.

(f)    Voting Rights; Dividend and Other Distributions.    During the Period of Restriction, Nonemployee Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(g)    Return of Restricted Stock to Company.    If the Nonemployee Director’s incurs a Termination of Service for any reason other than the Nonemployee Director’s death or Disability prior to the end of the Period of Restriction as provided in Section 8.2.2(b), the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan. Notwithstanding the foregoing, if a Participant dies or suffers a Disability prior to the last day of the Period of Restriction, the Period of Restriction shall immediately lapse as to 100% of the Shares of Restricted Stock as of the date of death or Disability.

(h)    Other Terms.    All provisions of the Plan not inconsistent with this Section 8 shall apply to Restricted Stock granted to Nonemployee Directors pursuant to this Section 8.

8.3    Elections by Nonemployee Directors.    Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Restricted Stock or Options. The number of Shares of Restricted Stock received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The number of Options granted shall be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 8.3 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3.

SECTION 9

MISCELLANEOUS

9.1    Change in Control

9.1.1    Generally.    In the event of a Change in Control, and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, (i) all Awards granted hereunder shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable; and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control.

9.1.2    Options and SARs.    Notwithstanding Section 9.1.1, the Committee may provide for Options and SARs to be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a)    Options and SARs, to the extent assumed or substituted, shall not become fully exercisable as of the date of the Change in Control. However, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Company shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

(b)    For the purposes of this Section 9.1.2, the Option or SAR shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

(c)    With respect to Options and SARs that are assumed or substituted for, if within twelve (12) months following the Change in Control the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable.

9.1.3    Restricted Stock.    Notwithstanding Section 9.1.1, the Committee may provide for any Company repurchase or reacquisition right with respect to outstanding Shares of Restricted Stock held by the Participant to be assigned to the successor corporation or a parent or Subsidiary of the successor corporation. In such case:

(a)    All Company repurchase or reacquisition rights with respect to outstanding Shares of Restricted Stock held by the Participant, to the extent so assigned, shall not lapse as of the date of the Change of Control. However, in the event that the successor corporation or a parent or Subsidiary of the successor corporation refuses to accept the assignment of any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock immediately prior to the Change in Control.

(b)    If the Company repurchase or reacquisition right with respect to a Share of Restricted Stock is assigned to the successor corporation and, within twelve (12) months following the Change in Control, the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant’s Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control) will immediately have any Company repurchase or reacquisition right lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control).

9.2    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.3    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

9.4    Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.5    Limitations on Awards.    No Participant may be granted Awards in any one fiscal year that, in the aggregate, cover more than 500,000 Shares.

9.6    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

9.7    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

9.8    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.9    Limited Transferability of Awards.    Subject to Section 7.3 and 8.2.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 9.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.10    No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6, 7.7 and 8.2.2(f) no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 10

AMENDMENT, TERMINATION, AND DURATION

10.1    Amendment, Suspension, or Termination.    The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Notwithstanding the foregoing, the Board may not, without stockholder consent, reduce the exercise price of any outstanding Option or cancel and re-grant Options at a lower exercise price.

10.2    Duration of the Plan.    The Plan shall be effective as of June 20, 2003, and subject to Section 10.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 7, 2013.

SECTION 11

TAX WITHHOLDING

11.1    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 12

LEGAL CONSTRUCTION

12.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Securities Law Compliance.    With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Washington.

12.6    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this restated Plan on the date indicated below.

CELL THERAPEUTICS, INC.

Dated: , 2005	By:

	Title:	President and Chief Executive Officer

[PROXY CARD (face)]

Cell Therapeutics, Inc.

Annual Meeting of the Shareholders

June 17, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoint(s) James A. Bianco, M.D. and Max E. Link, Ph.D., and each of them, as proxies, with full power of substitution, to represent and vote for, and on behalf of, the shareholder(s), the number of shares of common stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 17, 2005, or at any adjournment or postponement thereof. The shareholder(s) direct(s) that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

Please sign exactly as your name(s) appear(s) on the stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

The Board of Directors recommends a vote FOR the Proposals regarding:

(1)	ELECTION OF DIRECTORS: Class II: 01) Dr. Max E. Link, 02) Dr. James A. Bianco and 03) Dr. Vartan Gregorian.

For	Withhold	For All
All	All	Except:
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

__________________________________________

Vote on Proposals

(2)

Approval of an amendment to the Cell Therapeutics, Inc. 2003 Equity Incentive Plan to (i) increase the number of shares subject to the annual automatic grant of nonqualified stock options to our continuing non-employee directors from 10,000 shares to 12,000 shares, with the exception of the Chairman of the board who will continue to receive an annual automatic grant of 15,000 shares, and (ii) provide for the initial automatic grant of 2,500 restricted shares of our common stock to our non-employee directors upon their initial election or appointment to the board and an annual automatic grant of 2,500 restricted shares of our common stock to our continuing non-employee directors.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	Ratification of the selection of Grant Thornton LLP as our independent auditors for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGNATURE (PLEASE SIGN WITHIN BOX) ________________ DATE ____________________

SIGNATURE (JOINT OWNERS) ___________________________ DATE ____________________

[ITALIAN PROXY CARD]

Cell Therapeutics, Inc.

Assemblea annuale degli azionisti

17 giugno 2005

La presente delega è sollecitata per conto del Consiglio di Amministrazione

Il/i sottoscritto/i, il/i cui nominativo/i compare/compaiono sull’allegata certificazione rilasciata ai sensi dell’art. 31 del D.lgs. 24.6.1998 n. 213, delega/delegano James A. Bianco, M.D. e Max E. Link, Ph.D., ciascuno con il potere di nominare propri sostituti, a rappresentarlo/i nell’assemblea annuale degli azionisti di Cell Therapeutics, Inc. che si terrà in data 17 giugno 2005 (l’”Assemblea Annuale”), ed in ogni successiva convocazione o rinvio della stessa, nonché ad esercitare i diritti di voto connessi alle azioni ordinarie di Cell Therapeutics, Inc. rispetto alle quali il/i sottoscritto/i avrebbe/avrebbero il potere di votare qualora fosse/fossero personalmente presente/i all’Assemblea Annuale. Il/i sottoscritto/i richiede/richiedono che questa delega sia esercitata conformemente alle seguenti istruzioni:

A loro discrezione, i soggetti delegati ai sensi della presente delega hanno il diritto di votare su tutte le ulteriori questioni che vengano in essere prima dell’Assemblea Annuale. La presente delega, debitamente sottoscritta ed inviata congiuntamente alla certificazione rilasciata dall’intermediario ai sensi dell’art. 31 del D.lgs. 24.6.1998 n. 213, conferisce il potere di votare conformemente alle seguenti istruzioni. NEL CASO IN CUI NON SIA CONTENUTA ALCUNA ISTRUZIONE, LA PRESENTE DELEGA CONFERISCE IL POTERE DI VOTARE “A FAVORE DI TUTTI I CANDIDATI” INDICATI NELLA PROPOSTA 1 E “A FAVORE” DELLE PROPOSTE 2 E 3.

Siete pregati di sottoscrivere la presente delega in modo leggibile, indicando il Vostro nominativo, corrispondente a quello riportato nella certificazione rilasciata dall’intermediario ai sensi dell’art. 31, lett. b) del D.lgs. 24.6.1998 n. 213. Qualora l’azione sia cointestata, ciascuno dei cointestatari dovrà sottoscrivere la presente delega. Se si sottoscrive in qualità di procuratore, esecutore, curatore, fiduciario o tutore occorre specificare tale titolo. Le società di capitali, le società di persone e le associazioni sottoscrivono tramite un legale rappresentante, che dovrà indicare tale titolo.

Il Consiglio di Amministrazione raccomanda il voto A FAVORE delle Proposte relative a:

(1)	NOMINA DEGLI AMMINISTRATORI: Classe II: 01) Dr. Max E. Link, 02) Dr. James A. Bianco e 03) Dr. Vartan Gregorian.

Delego a votare la nomina di tutti i candidati	Nego la delega a votare la nomina di tutti i candidati	Nego la delega a votare la nomina di tutti i candidati (eccetto quelli indicati qui di seguito)
☐	☐	☐

Per negare la delega a votare per la nomina di un candidato, barrare la casella “Nego la delega a votare la nomina di tutti i candidati (eccetto quello indicato qui di seguito)”e scrivere il numero del candidato qui sotto:

________________________________

Voto relative alle Proposte

(2)

Approvazione della modifica al Piano di Incentivo Azionario 2003 di Cell Therapeutics, Inc. al fine di (i) incrementare da n. 10.000 a n. 12.000 azioni il numero di azioni che attribuiscono automaticamente, su base annuale, non-qualified stock options ai nostri amministratori in carica non dipendenti, ad eccezione del Presidente del Consiglio di Amministrazione che continuerà a ricevere automaticamente, su base annuale, n. 15.000 azioni, e (ii) prevedere l’attribuzione iniziale automatica di n. 2.500 azioni ordinarie vincolate ai nostri amministratori non dipendenti al momento della loro elezione o nomina originaria a membri del Consiglio e l’attribuzione automatica su base annuale di n. 2.500 azioni ordinarie vincolate ai nostri amministratori in carica non dipendenti.

		A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

(3)	Ratifica della scelta di Grant Thornton LLP come “independent auditors” per l’esercizio che si concluderà il 31 dicembre 2005.	A FAVORE ☐	CONTRO ☐	ASTENUTO ☐

ISTRUZIONI DI VOTO

(a)	Firmare e datare la presente delega nell’apposito spazio qui sotto.

(b)	Trasmettere sia la delega firmata che la certificazione rilasciata dall’intermediario ai sensi dell’articolo 31, lettera b) del d.lgs. 213 del 1998 (o una copia integrale della stessa) al seguente indirizzo, o per posta o via fax:

Cell Therapeutics, Inc. Attn: Corporate Secretary 501 Elliott Ave. W., Suite 400 Seattle, WA 98119 FAX: 00 +1 (206) 284-6206

(c)	E’ necessario allegare la certificazione rilasciata dall’intermediario ai sensi dell’articolo 31, lettera b) del d.lgs. 213 del 1998 (o una copia integrale della stessa) perché il proprio voto venga computato;

(d)	Scadenza: la delega dovrà essere recapitata al suddetto indirizzo (per posta o per fax) non più tardi del 15 giugno 2005. Qualora deleghiate il vostro voto successivamente al 8 giugno 2005, è vivamente consigliato di inviare la documentazione anche via fax al numero suddetto.

Tutte le altre deleghe di voto concesse dal sottoscritto in relazione alle azioni ordinarie di Cell Therapeutics Inc., in base alle quali il sottoscritto avrebbe il potere di votare nell’Assemblea Annuale o in ogni sua ulteriore convocazione o rinvio, qualora fosse presente, sono espressamente revocate.

FIRMA (SI PREGA DI SOTTOSCRIVERE ALL’INTERNO DEL RIQUADRO __________________________

DATA ___________________

FIRMA (COINTESTATARI) ____________________________________________DATA _________________

[ITALIAN PROXY CARD (English translation)]

Cell Therapeutics, Inc.

Annual Meeting of the Shareholders

June 17, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s), whose name(s) appear(s) on the enclosed certification(s) issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998, hereby appoint(s) James A. Bianco, M.D. and Max E. Link, Ph.D., and each of them, as proxies, with full power of substitution, to represent and vote for, and on behalf of, the shareholder(s), the number of shares of common stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 17, 2005, or at any adjournment or postponement thereof. The shareholder(s) direct(s) that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed and submitted together with your certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

Please sign exactly as your name(s) appear(s) on the stock certification(s) issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree no. 213 of 1998. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

The Board of Directors recommends a vote FOR the Proposals regarding:

(1)	ELECTION OF DIRECTORS: Class II: 01) Dr. Max E. Link, 02) Dr. James A. Bianco and 03) Dr. Vartan Gregorian.

For	Withhold	For All
All	All	Except:
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:

________________________________

Vote on Proposals

(2)

Approval of an amendment to the Cell Therapeutics, Inc. 2003 Equity Incentive Plan to (i) increase the number of shares subject to the annual automatic grant of nonqualified stock options to our continuing non-employee directors from 10,000 shares to 12,000 shares, with the exception of the Chairman of the board who will continue to receive an annual automatic grant of 15,000 shares, and (ii) provide for the initial automatic grant of 2,500 restricted shares of our common stock to our non-employee directors upon their initial election or appointment to the board and an annual automatic grant of 2,500 restricted shares of our common stock to our continuing non-employee directors.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	Ratification of the selection of Grant Thornton LLP as our independent auditors for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

VOTING INSTRUCTIONS

(a)	Please sign and date this card in the space provided below.

(b)	Please submit BOTH this signed proxy card AND the certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) to the following address either by mail or by fax:

Cell Therapeutics, Inc. Attn: Corporate Secretary 501 Elliott Ave. W., Suite 400 Seattle, WA 98119 FAX: 00 +1 (206) 284-6206

(c)	You MUST include the certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) together with this proxy card for your vote to be counted.

(d)	Deadline: Your proxy card must be received at the above address (by mail or fax) no later than June 15, 2005. If you are depositing your vote in the mail after June 8, 2005, we recommend that you also submit the papers by fax to the above number.

All other proxies heretofore given by the undersigned to vote shares of stock of Cell Therapeutics Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

SIGNATURE (PLEASE SIGN WITHIN BOX) ________________ DATE ____________________

SIGNATURE (JOINT OWNERS) ___________________________ DATE ____________________